UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 )

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SPAR GROUP, INC.

(Name of Registrant as Specified In Its Charter)

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NOTICE TO STOCKHOLDERS

To The Stockholders of SPAR Group, Inc.

The enclosed Information Statement is being furnished to the holders of record of shares of the common stock (the "Common Stock") of SPAR Group, Inc., a Delaware corporation ("we", "us", "our", the "Corporation", or "SGRP", and together with SGRP's subsidiaries, the "Company"), as of the close of business on the record date October 30 , 2019. The purpose of the Information Statement is to notify our stockholders that (a) on August 20, 2019, the Corporation received physical delivery of a written consent (the "Brown Group Written Consent") in lieu of a meeting of stockholders from Robert G. Brown and SP/R, Inc. Defined Benefit Pension Trust, the holders of 30.44% of the issued and outstanding shares of Common Stock (the "Brown Group"), and (b) on October 14, 2019, the Corporation received physical delivery of a written consent (the "Bartels Written Consent" and, together with the Brown Group Written Consent, the "Written Consents") in lieu of a meeting of stockholders from William H. Bartels (together with the Brown Group, the "Majority Stockholders"), the holder of 25.4% of the issued and outstanding shares of Common Stock, and, together with the Brown Group, constitutes approximately 55.8% of the issued and outstanding shares of Common Stock. The Majority Stockholders through their Written Consents unilaterally adopted resolutions that (i) approved an increase to the size of the Board of Directors of SGRP from seven to eight and (ii) appointed Mr. Panagiotis ("Panos") Lazaretos as a director of SGRP.

The Company is taking the position that Mr. Lazaretos' appointment as a director will not become effective until after all of the notices, filings and other conditions required under applicable law have been satisfied, which must occur at least twenty calendar days following the Corporation's delivery of this Information Statement to our stockholders (the "Effective Time"). Mr. Lazaretos will be seated on SGRP's Board of Directors ("the "Board") upon the Effective Time.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. The enclosed Information Statement is being furnished to you to inform you that the foregoing unilateral actions have been approved by the Majority Stockholders. Because the Majority Stockholders have voted in favor of the foregoing actions and have sufficient voting power to approve such actions through their majority ownership of Common Stock without any action by SGRP's Board, no other stockholder consents will be solicited in connection with the matters described in this Information Statement. The Board is not soliciting your proxy in connection with the adoption of these resolutions, and proxies are not requested from stockholders. However, SGRP plans to soon solicit your proxy in connection with the separate Special Stockholder Meeting (see below).

You are urged to read this Information Statement in its entirety for a description of the actions taken by the Majority Stockholders through their Written Consents.

This Information Statement is being mailed on or about November 20, 2019, to shareholders of record on October 30, 2019.

/s/James R. Segreto James R. Segreto Secretary, Treasurer and Chief Financial Officer
November 20, 2019 White Plains, New York

SPAR GROUP, INC.
333 Westchester Avenue
South Building, Suite 204
White Plains, New York 10604
(248) 364-7727
______________________
INFORMATION STATEMENT
PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934
AND RULE 14C-2 THEREUNDER
______________________

NO VOTE OR OTHER ACTION OF THE CORPORATION'S STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS
INFORMATION STATEMENT.
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED TO NOT SEND US A PROXY

The enclosed Information Statement is being furnished to the holders of record of shares of the common stock (the "Common Stock") of SPAR Group, Inc., a Delaware corporation ("we", "us", "our", the "Corporation", or "SGRP", and together with SGRP's subsidiaries, the "Company") ( as of the close of business on the record date October 30, 2019. The purpose of the Information Statement is to notify our stockholders that (a) on August 20, 2019, the Corporation received physical delivery of a written consent (the "Brown Group Written Consent") in lieu of a meeting of stockholders from Robert G. Brown and SP/R, Inc. Defined Benefit Pension Trust, the holders of 30.4% of the issued and outstanding shares of Common Stock (the "Brown Group"), and (b) on October 14, 2019, the Corporation received physical delivery of a written consent (the "Bartels Written Consent" and, together with the Brown Group Written Consent, the "Written Consents") in lieu of a meeting of stockholders from William H. Bartels (together with the Brown Group, the "Majority Stockholders"), the holder of 25.4% of the issued and outstanding shares of Common Stock, and, together with the Brown Group, constitutes approximately 55.8% of the issued and outstanding shares of Common Stock. The Majority Stockholders through their Written Consents unilaterally adopted resolutions that (i) approved an increase to the size of the Board of Directors of SGRP from seven to eight and (ii) appointed Mr. Panagiotis ("Panos") Lazaretos as a director of SGRP.

The Company is taking the position that Mr. Lazaretos' appointment as a director will not become effective until after all of the notices, filings and other conditions required under applicable law have been satisfied, which must occur at least twenty calendar days following the Corporation's delivery of this Information Statement to our stockholders (the "Effective Time"). Mr. Lazaretos will be seated on SGRP's Board of Directors ("the "Board") upon the Effective Time.

You are urged to read the Information Statement in its entirety for a description of the actions taken by the Majority Stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. The enclosed Information Statement is being furnished to you to inform you that the foregoing unilateral actions have been approved by the Majority Stockholders. Because the Majority Stockholders have voted in favor of the foregoing actions and have sufficient voting power to approve such actions through their majority ownership of Common Stock without any action by SGRP's Board, no other stockholder consents will be solicited in connection with the matters described in this Information Statement. The Board is not soliciting your proxy in connection with the adoption of these resolutions, and proxies are not requested from stockholders. However, SGRP plans to soon solicit your proxy in connection with the separate Special Stockholder Meeting (see below).

The Corporation has determined that October 30, 2019, is the date closest to the dates of the Written Consents for which the required stockholder information can be obtained (which includes inquiries through its transfer agent, Depository Trust Corporation, and a broker search). Accordingly, October 30, 2019, is the effective record date for determining the stockholders entitled to notice of the above noted actions (the "record date"). This Information Statement is being mailed on or about November 20, 2019 to shareholders of record on the record date.

For further information regarding the Bartels Written Consent, see the Corporation's Current Report on Form 8-K that was filed with the Securities and Exchange Commission (the "SEC") on October 18, 2019. For further information regarding the Brown Group Written Consents, see the Corporation's Current Report on Form 8-K that was filed with the SEC on August 23, 2019.

DISTRIBUTION AND COSTS

The Corporation will pay all costs associated with the distribution of this Information Statement, including the costs of broker searches, printing and mailing. In addition, we will only deliver one Information Statement to multiple security holders sharing an address, unless we have received contrary instructions from one or more of the security holders. Also, we will promptly deliver a separate copy of this Information Statement and future stockholder communication documents to any security holder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and future stockholder communication documents to any security holder or holders sharing an address to which multiple copies are now delivered, upon written request to us at our phone number and address noted above. Stockholders may also address future requests regarding delivery of information statements by contacting us at the phone number and address noted above.

APPOINTMENT AND ELECTION OF A NEW DIRECTOR

Increase of the Size of the Board of Directors

The Written Consents included resolutions to increase the size of the Board from seven to eight in order to create a vacancy to be filled by the Mr. Lazaretos, which will become effective after all of the notices, filings and other conditions required under applicable law have been satisfied.

Appointment and Election of Panagiotis ("Panos") N. Lazaretos as a Director

Panagiotis ("Panos") N. Lazaretos has been unilaterally selected, appointed and elected by the Majority Stockholders pursuant to the Written Consents (as defined below) to serve on the Board until the next annual meeting of stockholders and until his respective successor has been duly elected and qualified, which will become effective after all of the notices, filings and other conditions required under applicable law have been satisfied.

On August 20, 2019, one of the co-founders of SPAR Group, Inc. ("SGRP" and, together with its subsidiaries, the "Company"), Mr. Robert G. Brown ("Mr. Brown"), who retired as the Chairman and an officer and director of SGRP on May 3, 2018, and SP/R, Inc. Defined Benefit Pension Trust (the "SP/R Trust" and, together with Mr. Brown, the "Brown Group"),which is a trust for the benefit (in part) of Mr. Brown and controlled by Mr. Brown's children as its trustees, physically delivered their unilateral: Written Consents of Stockholders seeking to appoint Panagiotis ("Panos") Lazaretos as a director of SGRP, whom the independent directors of SGRP have determined to be non-independent (see below), as a director (the "Brown Group Written Consents"). Mr. Bartels did not participate in the Brown Group Written Consents. However, Mr. Bartels has since delivered his own written consent (in substantially the same form as the Brown Group Written Consents) increasing the size of the Board to eight and appointing Mr. Lazaretos as a director of SGRP, which was physically received by SGRP on October 14, 2019 (the "Bartels Written Consent" and, together with the Brown Group Written Consents, the "Written Consents"). SGRP did not participate in and did not support the Written Consents. The foregoing description of the Written Consents is qualified in its entirety by reference to the Brown Group Written Consents, which are, and is incorporated herein by reference from Exhibit 99.2 to SGRP's Current Reports on Form 8-K as filed with the SEC on August 23, 2019.

The Written Consents were delivered in escrow pending the Board meeting on October 13, 2019, in which the five Board members present approved a resolution, conditioned upon release of the Written Consents, confirming the following (the "Confirmation"): (1) receipt of the Written Consents; the increase in Board size from seven to eight and the election of Mr. Lazaretos to the Board pursuant to the Written Consents, effective following completion of the definitive information statement on Schedule 14C required to be delivered to SGRP's stockholders pursuant to applicable SEC rules (the "Definitive Information Statement") and after all of the other notices, filings and other conditions required under applicable law have been satisfied; (2) the appointment of Mr. Lazaretos as a non-voting Board "Observer" so he could immediately begin to join in Board meetings in order to bridge the timing gap; (3) the Board's desire that the Information Statement will be started as soon as reasonably possible; and (4) the Board's desire to have a majority of independent directors as required by applicable Nasdaq rules and to take such actions as may be necessary to respond to any Nasdaq deficiency notice that may be triggered by the appointment of Mr. Lazaretos as a non-independent director, which appointment will result in SGRP having less than a majority (four out of eight) of independent directors as required by applicable Nasdaq rules. Christiaan Olivier, Chief Executive Officer, President and a director of SGRP and Mr. Jeffery Mayer, a director of SGRP, could not attend the October 13, 2019 Board meeting and did not participate in such vote. The Written Consents were released on October 13, 2019, shortly after Board meeting was held. Because the Written Consents were released on a Sunday, the Written Consents were effectively delivered to SGRP on the next business day (Monday, October 14, 2019).

The age, principal occupation and certain other information respecting Mr. Lazaretos and each director are stated under the caption The Board of Directors of the Corporation, below. Except for Mr. Lazaretos, each director was approved and recommended by the Governance Committee (see below) and nominated by the Board at a meeting held on April 22, 2019, in advance of SGRP's 2019 annual stockholders' meeting held on May 15, 2019.

Each director and Mr. Lazaretos have agreed to serve as a director of SGRP.

Other than the arrangement or agreement of the Majority Stockholders to act as a group as noted in their respective Schedule 13Ds (as amended) filed with the Securities and Exchange Commission on September 13, 2019 (in the case of the Brown Group) and October 18, 2019 (in the case of Mr. Bartels) and to unilaterally appoint Mr. Lazaretos to serve on the Board, no arrangement or understanding exists between any director and any other person or persons pursuant to which any director was or is to be selected as a director. Peter Brown is the nephew of Robert G. Brown. Robert G. Brown is a significant stockholder of SGRP, a member of all three 13D control groups and formerly a director and Chairman of SGRP. Except for Peter Brown, no director of SGRP has any family relationship to any other nominee or to any executive officer of SGRP. However, Mr. Olivier is the Chief Executive Officer of SGRP and Mr. Bartels is the Vice Chairman and significant stockholder and an employee of SGRP. Mr. Bartels also is a member of two of the three 13D control groups.

The Majority Stockholders believe that, notwithstanding SEC Rules and the Delaware notice requirement. Mr. Lazaretos is already director and should immediately be seated on the Board. SGRP believes that the Written Consents will become effective, and Mr. Lazaretos will be seated on the Board as a voting director, upon the delivery of this definitive information statement to SGRP's stockholders as required under applicable SEC rules (which also satisfies the Delaware notice requirement) all of the other notices, filings and conditions required under applicable law have been satisfied. In order to bridge the timing gap, Mr. Lazaretos was made a non-voting Board "Observer" so he could immediately begin to join in Board meetings.

Failure to Maintain a Majority of Independent Directors on the Board

Nasdaq Listing Rule 5605(b)(1) requires a majority of the board of directors of a listed company to consist of independent directors, as defined in Rule 5605(a)(2) (together, the "Board Independence Rule"). See Determining Independence, below. When similar circumstances occurred in the past with the forced retirement of independent directors, SGRP received notification letters from Nasdaq stating that SGRP no longer complied with Nasdaq's Board Independence Rule and had a stipulated grace period to regain compliance therewith. See SGRP's Current Reports on Form 8-K as filed with the SEC on December 14, 2018, July 31, 2019 and October 18, 2019.

The seven-member Board currently has three wholly independent directors and one director classified as independent on all but related party matters, which has satisfied Nasdaq's Board Independence Rule. See SGRP's Current Report on Form 8-K respecting such compliance as filed with the SEC on September 16, 2019, and for details respecting Mr. Baer's appointment as an independent director, see SGRP's Current Report on Form 8-K as filed with the SEC on September 6, 2019.

With the increase in Board size to eight and the addition of Mr. Lazaretos as a non-independent director when the Written Consents take effect, the Board will have half (4) independent and half (4) non-independent directors, and will not satisfy Nasdaq's Board Independence Rule.

Nasdaq has already orally confirmed that the Board having four independent directors out of eight as a result of Mr. Lazaretos' appointment as a director would not comply with Nasdaq's Board Independence Rule, and SGRP's contact at Nasdaq asked when would SGRP increase its Board size to nine and add another independent director and whether such additional independent director had already been identified. Accordingly, SGRP believes that following Mr. Lazaretos' appointment as a director, the Board size would have to be increased to nine (requiring stockholder approval) and additional independent directors would need to be added to satisfy Nasdaq's Board Independence Rule. Since there is no vacancy for a ninth seat, it is likely that SGRP will have to propose an acceptable corrective plan to Nasdaq within 45 days of its deficiency letter to SGRP respecting such a four-four Board.

SGRP will ask its stockholders in the 2019 Special Meeting (see below) to consider and grant authority to the Board to increase the size of the Board to nine directors without further stockholder action if reasonably necessary for compliance with Nasdaq's Board Independence Rule.

Determining Independence

The Board and the Governance Committee have determined that the Board should always have a majority of independent directors as required by applicable Nasdaq and SEC rules. SGRP's Statement of Policy Regarding Director Qualifications and Nominations dated as of May 18, 2004, requires that (among other things) a majority of the directors of the Board, and all of the members of its Audit Committee, Compensation Committee and Governance Committee, be independent directors as required by applicable Nasdaq and SEC rules.

Each charter of each committee of the Board requires that each member of any such committee be an independent director, free from any relationship that, in the opinion of the Board or relevant committee of the Board, would interfere with the exercise of his or her independent judgment as a member of the committee, and be an independent director in accordance with applicable SEC and Nasdaq Rules.

The Governance Committee's charter requires that it determine and "confirm that a majority of the Board and all of the members of the Audit Committee, Compensation Committee and Governance Committee are Independent Directors". The Charter specifies that an "Independent Director" is one who is free from (i) all relationships that would disqualify him or her as an independent director under Nasdaq rules, and (ii) all other significant relationships with the Company or any of its affiliates, customers, vendors or competitors or other significant relationships that would be reasonably likely to adversely effect his or her independence or objectivity; The Governance Committee is required to report its conclusions to the Board and recommend corrective actions (such as increasing Board size and adding another Independent Director).

Only Arthur B. Drogue, R. Eric McCarthey, Jeffrey A. Mayer (except with respect to matters regarding related party transactions) and Arthur H. Baer have been determined to be independent by the Governance Committee.

Mr. Olivier is the Chief Executive Officer of SGRP, Mr. Bartels is the Vice Chairman and significant stockholder of SGRP. Accordingly, the Governance Committee and the independent directors on the Board have determined that Messrs. Olivier and Bartels are not independent directors.

Peter Brown is not considered independent by the Governance Committee because he is an affiliate and related party with respect to the Corporation and was proposed by Mr. Robert G. Brown to represent the Brown family interests. he was an employee and is a representative and stockholder of SPAR Administrative Services, Inc. ("SAS") and certain of its affiliates, the nephew of Mr. Robert G. Brown (a current significant stockholder of SGRP, a member of a 13D control group, and SGRP's former Chairman and director), is a director of SPAR BSMT and owns EILLC, which owns 10% interest in SGRP's Brazilian subsidiary. Peter Brown also is, and since 2013 has been, representing SAS as a director of Affinity Insurance, Ltd. (see the caption Affinity Insurance, below).

Mr. Lazaretos has been determined to be non-independent by the Governance Committee because of his long-term relationship with the Majority Stockholders and he was at one time an employee of SGRP and was later engaged by Mr. Brown's company, SPAR InfoTech, Inc., an affiliate of SGRP (See Transactions with Related Persons, Promoters and Certain Control Persons, below).

2019 Special Stockholders' Meeting to Remove Independent Directors Drogue and McCarthey and Change SGRP's By-Laws

On August 20, 2019, at the same time as SGRP received the Brown Group Written Consents, SGRP also received physical delivery of the Brown Group's unilateral Written Request of Stockholders of SPAR Group, Inc. to Call a Special Meeting (the "Brown Group Special Meeting Request") respecting the removal, without cause, of Mr. Arthur B. Drogue and Mr. R. Eric McCarthey as independent directors from the Board of Directors of SGRP (the "Board"). Mr. Bartels did not participate in the Brown Group Special Meeting Request SGRP did not participate in and did not support the Brown Group Special Meeting Request. The foregoing description of the Brown Group Special Meeting Request is qualified in its entirety by reference to the Brown Group Special Meeting Request, which is incorporated herein by reference from Exhibit 99.1 to SGRP's Current Reports on Form 8-K as filed with the SEC on August 23, 2019.

Requests for special stockholder meetings for permitted purposes are authorized, and the potential removal of directors is a permitted purpose, under SGRP's Amended and Restated By-Laws (the "Restated By-Laws") and Delaware law. However, any actions taken and their consequences would still have to satisfy applicable Nasdaq and SEC rules.

The Special Meeting Request satisfied the applicable procedural requirements set forth in the Restated By-Laws and the Board will call for a special meeting of SGRP's stockholders to consider (among other things) the removal of Mr. Arthur B. Drogue and Mr. R. Eric McCarthey as independent directors from the Board, Audit Committee, Governance Committee, Compensation Committee, and Special Subcommittee.

On September 13, 2019, SGRP received physical delivery of a second Written Request of Stockholders of SPAR Group, Inc. to Call a Special Meeting from the Brown Group (the "Brown Group Second Meeting Request") for the following purposes (which updated and replaced the earlier Brown Group Special Meeting Request):

●

To consider the removal of two independent directors, Mr. Arthur B. Drogue (Chairman of the Board and Chairman of the Governance Committee), and Mr. R. Eric McCarthey (Chairman of the Audit Committee).

●	If he has not already been seated as a director, to consider the appointment of Panagiotis ("Panos") N. Lazaretos as a director, and to increase the Board size to eight if necessary.

●

To consider amending the Restated By-Laws to shorten the time given to the Governance Committee and Board to exclusively fill director vacancies from 90 days (as agreed with Mr. Brown as part of the Settlement in January 2019) to 30 days, which SGRP believes would adversely impact the time reasonably required to thoroughly complete the Nomination Process (for example, the process for Mr. Baer took approximately 100 days).

●

To consider amending SGRP's By-Laws to redefine an Independent Director (the "Independence Redefinition"), which redefinition focuses on specific standards and law, which SGRP believes may be potentially without regard to all applicable standards and law (although SGRP of course would insist on complying with all applicable standards and law).

SGRP believes that, if approved, the Independence Redefinition will not in any way affect the classification of Mr. Lazaretos or any other director as a non-independent director since SGRP will comply all applicable standards and law. See Determining Independence, above.

The Board had already discussed holding a special meeting of SGRP's stockholders to ask for stockholder approval of a new stock compensation plan to replace the stock compensation plan that was rejected by the stockholders at SGRP's annual stockholders' meeting held in May 2019. Under the Restated By-Laws and Delaware law, the Board is permitted to combine that purposes with the requested vote on independent director removal, and will likely do so to minimize preparation, legal, printing and mailing costs.

SGRP is planning to call for a special meeting of SGRP's stockholders on December 11, 2019 (the "2019 Special Meeting"), to consider those proposals and any other specified purposes. SGRP will follow normal procedure in soliciting proxies for the meeting and preparing and filing a preliminary proxy statement with the SEC, which the SEC may choose to review, and then sending a definitive proxy statement to SGRP's stockholders.

The removal, without cause, of either or both of Mr. Drogue and Mr. McCarthey requires that 50% (or 10,423,730.5) of the SGRP Shares entitled to vote be present at such 2019 Special Meeting (in person or by proxy) and vote in favor of removal of such directors. If Mr. Lazaretos has not already been seated as a director at the time of the 2019 Special Meeting, his election to the Board would only require a majority of "yes" over "no" votes cast (but still requires the same 50% quorum). However, if the Brown Group and Mr. Bartels vote together, they can approve any of the 2019 Special Meeting proposals.

As noted above, with the increase in Board size to eight and the addition of Mr. Lazaretos as a non-independent director when the Written Consents take effect, the Board will have half (4) independent and half (4) non-independent directors, and will not satisfy Nasdaq's Board Independence Rule.

If Mr. Drogue and Mr. McCarthey are removed or forced to retire:

•	The Board would only have two independent directors out of six (Mr. Jeffrey A. Mayer and Mr. Arthur H. Baer).

•	SGRP's Audit Committee and Special Subcommittee would have only one member (Mr. Arthur H. Baer).

•	SGRP's Compensation Committee and Governance Committee would consist of only two directors namely Mr. Jeffrey A. Mayer and Mr. Arthur H. Baer).

Whether on the Board or any Committee, Mr. Mayer is excluded from voting on any related party matter.

The resulting composition of the Board and its committees would be in violation of Nasdaq's Board Independence Rule and such committees' respective charters if either Mr. Drogue or Mr. McCarthey are removed or forced to retire as a result of the 2019 Special Meeting. Accordingly, SGRP believes that the Board size would then have to be increased to nine (requiring stockholder approval) and additional independent directors would need to be added to satisfy Nasdaq's Board Independence Rule. Since SGRP would likely then have a continuing deficiency under the Board Independence Rule and be in the midst of a 45 day cure period (see Failure to Maintain a Majority of Independent Directors on the Board, above), there can be no assurance that Nasdaq would grant any additional grace period if either Mr. Drogue or Mr. McCarthey (or both) are removed or forced to retire.

Accordingly, SGRP will ask its stockholders in the 2019 Special Meeting to consider and grant authority to the Board to increase the size of the Board to nine directors without further stockholder action if reasonably necessary for compliance with Nasdaq's majority board independence rule.

Future Compliance with Nasdaq's Board Independence and Other Rules

There can be no assurance that SGRP will be able to comply in the future with Nasdaq's Board Independence Rule (requiring that independent directors be a majority of the Board and the only members of its Audit, Compensation and Governance Committees), Nasdaq's Bid Price Rule (requiring a minimum bid price of $1.00/share), or other Nasdaq continued listing requirements, or that SGRP will be able to correct any deficiency within any grace period stipulated at the time by Nasdaq. See Note 8 to the Company's Consolidated Financial Statements - Commitments and Contingencies -- Risks of a Nasdaq Delisting and Penny Stock Trading in SGRP's Quarterly Report on Form 10-Q as filed with the SEC on August 14, 2019 (the "Latest Quarterly Report").

If SGRP Shares are ultimately delisted by Nasdaq, the market liquidity of the SGRP Shares could be adversely affected and its market price could decrease, even though such shares may continue to be traded over-the-counter, due to (among other things) the potential for increased spreads between bids and asks, lower trading volumes and reporting delays in over-the-counter trades and the negative implications and perceptions that could arise from such a delisting. See Item 1A – Risk Factors --Risks of Illiquidity in SGRP Common Stock, in SGRP's Annual Report on Form 10K/A, as filed with the SEC April 24, 2019

INTEREST IN OR OPPOSITION TO STOCKHOLDER ACTIONS

SGRP did not participate in and did not and does not support any of the Written Consents, Brown Group Special Meeting Request or the Brown Group Second Meeting Request.

Robert G. Brown's Previous Threatened Removals of SGRP's Independent Directors

The Majority Stockholders are the co-founders of SPAR Group, Inc. and are significant stockholders of SGRP. Mr. Brown was Chairman and an officer and director of SGRP through May 3, 2018 (when he retired), and Mr. Bartels is Vice Chairman and a director and officer of SGRP.  Together, the Majority Stockholders beneficially own as a group a total of approximately 56% of the Common Stock.

On July 10, 2019, Mr. Robert G Brown wrote in an email communication to Arthur B. Drogue, an independent director and Chairman of the SGRP Board, to which he copied Mr. Bartels, Mr. Peter W. Brown and Mr. Jeffery Mayer (each a director), expressing Mr. Brown's concerns with the positions of certain of SGRP's directors (the "July 10 Email"), including the independent directors. The concerns listed in the July 10 Email include SGRP's: (1) initiation of the legal proceedings to maintain the independence of the Board and which lead to the Delaware Settlement (as defined below); (2) opposition to the terms and conditions of the reorganization of SPAR Business Services, Inc., a Nevada corporation formerly known as SPAR Marketing Services, Inc. ("SBS"), that the Board and management of SGRP deemed to be unfavorable to SGRP and its stockholders without appropriate settlement terms and releases (See SBS Bankruptcy and Settlement , below); (3) opposition to the election or appointment of director candidates to the Board whom the independent directors deemed not independent under applicable NASDAQ and SEC rules, including opposing the nomination of Panagiotis ("Panos") N. Lazaretos , a long-time associate of the Majority Stockholders and the Majority Stockholders' preferred director candidate (See Appointment and Election of Panagiotis ("Panos") N. Lazaretos as a Director, Failure to Maintain a Majority of Independent Directors on the Board; and Failure to Comply with Nasdaq Audit Committee Composition Requirements), and Determining Independence, above); and (4) refusal to reimburse the alleged expenses of entities owned by, or affiliated with, the Majority Stockholders, that have not been approved by the Audit Committee and SGRP's management (collectively, the "Brown Demands"). See SBS Bankruptcy and Settlement, Infotech Litigation and Settlement, and SAS Settlement Discussions and Arbitration, below. Mr. Brown further demanded in the July 10 Email that the directors change their positions and accept the Brown Demands or resign (See Appointment and Election of Panagiotis ("Panos") N. Lazaretos as a Director and 2019 Special Stockholders' Meeting to Remove Independent Directors Drogue and McCarthey and Change SGRP's By-Laws, above).

The Company believes that neither the acquiescence to the Brown Demands nor the resignations of directors who oppose the Brown Demands would be in the best interests of SGRP and all of its stockholders. See SGRP's Current Reports on Form 8-K, as filed with the SEC on August 8 and 12, 2019 for further information regarding the foregoing matters.

Recent Actions of the Majority Stockholders and their Control Group

On June 1, 2018, June 29, 2018, July 5, 2018, August 6, 2018 and January 25, 2019, the Majority Stockholders each filed an amended Schedule 13D with the Securities and Exchange Commission (the "SEC"), in which they each acknowledged that they "may be deemed to comprise a 'group' within the meaning of [the Securities Exchange Act of 1934]" and "may act in concert with respect to certain matters", including various listed items. Pursuant to those Schedule 13D filings, the Majority Stockholders have acted as a control group and adopted written consents to unilaterally, and without the participation of SGRP's Board of Directors (the "Board"), Governance Committee or other stockholders, endeavoring to: approve the selection, appointment and election of Mr. Jeffrey A. Mayer as a director of SGRP; remove Lorrence T. Kellar, without cause, as an independent director of SGRP; and change SGRP's By-Laws in order to (among other things) remove authority from the Board through new supermajority requirements and stockholder only approvals (the "Proposed Amendments"), which the Governance Committee believed weakened the Board's independence, and which were contested by SGRP and ultimately concluded in a negotiated settlement that included Mayer's appointment, Mr. Kellar's forced retirement, and the adoption of SGRP's Amended and Restated By-Laws on January 18, 2019 (the "Delaware Settlement"). See Part II, Item 1 -- Legal Proceedings - RELATED PARTIES AND RELATED PARTY LITIGATION, in 'the Latest Quarterly Report. Pursuant to the Delaware Settlement, the parties agreed to amend and restate SGRP's then-current By-Laws with negotiated changes to the Proposed Amendments that preserved the current roles of the Governance Committee and Board in the location, evaluation, and selection of candidates for director and in the nominations of those candidates for the annual stockholders' meeting and appointment of those candidates to fill Board vacancies other than those under a stockholder written consent making a removal and appointment, which resulted in the adoption of the Restated By-Laws (see 2019 Restated By-Laws, below).

The Brown Group is solely responsible for the Brown Group Special Meeting Request, the Brown Group Written Consents and the Brown Group 13D. Mr. Bartels is solely responsible for his written consents and his Schedule 13D. The requests, consents and Schedule 13Ds of Mr. Bartels and the Brown Group are referenced for informational purposes only and are not incorporated herein.

Majority Stockholders' Affiliation with Panos Lazaretos

Panos Lazaretos is a long-time associate of Mr. Brown and preferred director candidate of the Majority Stockholders. The Governance Committee and the independent directors of the Board have determined that if Mr. Lazaretos is elected as a director, he would not be independent pursuant to applicable Nasdaq rules or the Governance Committee Charter because Mr. Lazaretos was at one time a long-term employee of the Company working directly with Mr. Brown and was later engaged by Mr. Brown's company, SPAR InfoTech, Inc., an affiliate of SGRP (See Determining Independence, above, and Transactions with Related Persons, Promoters and Certain Control Persons, below). See also THE BOARD OF DIRECTORS OF THE CORPORATION -- Panagiotis ("Panos") N. Lazaretos, below. If Mr. Lazaretos is elected to the Board, the majority of the Board would no longer be independent as required by the applicable Nasdaq rules. See Determining Independence, above.

THE BOARD OF DIRECTORS OF THE CORPORATION

The Board is responsible for overseeing the management, policies and direction of the Corporation and its subsidiaries (collectively, the "Company"), both directly and through its committees (See "Corporate Governance" below). The current members of the Board are set forth below:

Name	Age	Position with SPAR Group, Inc.
Arthur B. Drogue (1)	73	Chairman of the Board, Governance Committee and of the Special Subcommittee of the Audit Committee
Christiaan M. Olivier	54	Chief Executive Officer, President and Director
William H. Bartels	75	Vice Chairman and Director
Arthur H. Baer (1)	73	Director
R. Eric McCarthey (1)	63	Director and Chairman of the Audit Committee
Peter W. Brown	38	Director
Jeffrey A. Mayer (2)	67	Director and Chairman of the Compensation Committee
(1)	Member of the Governance, Compensation, Audit Committees and Special Subcommittee of the Audit Committee
(2)	Member of the Compensation Committee

Arthur B. Drogue serves as a Chairman of the Board of SGRP for the past 16 months and has been an independent Director of the company since January 2013. He has served as the Lead Director, as the Chairman of the Governance Committee of SGRP since May 2015, and as Chairman of the Special Subcommittee of the Audit Committee since April 2017. Mr. Drogue also is a member of the Audit Committee and Compensation Committee. Mr. Drogue has earned the Board Fellow distinction in the National Association of Corporate Directors (a/k/a NACD) having completed the Board Professional and Board Masters courses. Mr. Drogue was Senior Vice President of Sales and Customer Development for the America's at Unilever during 2009 and 2010. Prior to that, he led Unilever's U.S. Sales and Customer Development organization through eight years of outstanding growth and earnings success while merging six separate companies into one of the U.S.'s preeminent consumer packaged goods companies with over $12 billion in annual sales. His previous professional experience includes senior management positions at Best Foods, Nabisco, Northeastern Organization (a/k/a NEO), and General Mills. Mr. Drogue also has held positions on several corporate and industry boards and has received numerous awards for his achievements. He has served on the board of GS1 U.S., has served as Chairman of the Global Marketing Committee of the Consumer Goods Forum (previously named CIES), has served as Chairman of the Board of Apollo Foods, has served as an Operating Partner at Raptor Consumer Fund, and in addition to his board service at SGRP, he has served on the board of J.M. Global Holdings, serves as Chairman of the Board of Demers Foods, serves on the board of Ruiz Foods chairing the Governance committee and serves on the Audit committee. Mr. Drogue is also a founding partner of The Resource Team, a consulting practice focusing on the consumer package goods industry. The Board concluded that Mr. Drogue should be a director of the Corporation because of his extensive experience as a director and senior manager of companies in the retail industry.

Christiaan M. Olivier serves as the Chief Executive Officer, President and a Director of SGRP and has held such positions since his appointment as Chief Executive Officer of SGRP on September 5, 2017. With over 25 years as a retail executive he has successfully led global organizations bringing positive transformation in the areas of strategy, business development, sales, marketing, client service and operations. His ability to unite groups and executives have continually grown revenue and client base within each company he has served. Prior to joining SGRP, Mr. Olivier served as President of Retail Activation with the Omnicom Group, during his tenure there he considerably increased new business. Before that, he was President at Advantage Sales and Marketing. Mr. Olivier was also Chief Executive Officer at the Smollan Group, a sales and marketing service firm located in South Africa. The Board concluded that Mr. Olivier should be a director of the Corporation because he serves as the Chief Executive Officer of the Corporation and because of his extensive experience in senior management in retail marketing and services.

William H. Bartels serves as Vice Chairman and a Director of SGRP and has held these positions since July 8, 1999 (the effective date of the Merger). Prior to the Merger, he served as Vice Chairman, Secretary, Treasurer and Senior Vice President of the SPAR Marketing Companies (a business he co-founded) since 1967. From 1967 to 1999, he was responsible for sales and marketing of the SPARLINE technology and its related consulting business for evaluating trade promotion spending and strategies for the top tier of CPG companies, domestic and international. He gained industry wide recognition for SPARLINE (which ceased being a Company product and became a related party product in 1999) as reported through numerous industry publications, while negotiating partnerships with research companies in the U.K and Australia for using the system. He has spoken at conferences in the U.S., Europe, and South America such as: Advertising Research Foundation, Promotion Marketing Association of America, European Society of Marketing Research, Advertising Age and American Management Association. When SPAR began its marketing service business, Mr. Bartels again assumed a business development role and was individually responsible for signing a significant portion of SPAR's customer revenue. As an employee of the Company, he currently leads domestic M&A activity, expanding SPAR's presence and building relationships throughout the industry. Recently, he located and assisted in the acquisition of Resource Plus and their affiliated marketing service and related technology and fixture manufacturing companies. The Board concluded that Mr. Bartels should be a director of the Corporation because of his proven track record in developing new business, experience in retail marketing services, proven track record in developing new business, and his in-depth knowledge of the Corporation.

R. Eric McCarthey joined the Board of SGRP as of November 2015, has served as the Chairman of the Audit Committee since May 2016, and serves as a member of the Compensation and Governance Committees and the Special Subcommittee of the Audit Committee. Mr. McCarthey is currently CEO of Shelty-Viking Capital Group, LLC, a private equity holding company with principal ownership in various firms. He is a past Chairman of the Atlanta chapter of National Association of Corporate Directors. Mr. McCarthey had a 30-year career with The Coca-Cola Company and was most recently Senior Vice President, Global Commercial/Customer Strategic Planning & Execution. He had served in several global leadership roles throughout his career with The Coca-Cola Company. Mr. McCarthey also serves on the boards of two privately held companies, Interra International, where he is Chairman of the Strategy Committee and Saulsbury Industries, where he is Chairman of the Governance Committee. He had previously served on the boards of Standard Register as Chairman of the Strategy Committee until the company was sold in 2016 and Global Imaging as Chairman of the Audit Committee until the company was sold in 2007. The Board concluded that Mr. McCarthey should be a director of the Corporation because of his extensive experience in senior management and financial matters in retail marketing and services.

Mr. Jeffrey A. Mayer joined the Board of SGRP in January 2019 and is the Chairman of the Compensation Committee and serves as a member of the Governance Committees. Mr. Mayer has had a long career as an entrepreneur and executive in the energy industry. Since 2018 Mr. Mayer has served as the executive chairman of Oasis Charger Corporation, the manufacturer and distributor of the Juice Bar EV charger systems. Since 2011 Mr. Mayer founded and served as Present and CEO of Soluxe Inc., and chairman of its subsidiaries, Solomon Energy Inc. Solomon Energy Advisors LLC, and Solomon Community Solar LLC. Since 2015 Mr. Mayer served as advisor to and venture partner of Oak Investment Partners. In addition to SPAR Group he is a member of the Boards of Directors of Photobucket Corp. and Tomorrow Energy Inc. He serves on a number of not-for-profit boards including Kingsley Trust Association and Social Venture Partners of Connecticut. In 1999 Mr. Mayer founded, and through 2011 served as CEO and President of, MXenergy, which was an SEC reporting entity. From 1993 through 1999, Mr. Mayer served as a managing director of AIG Trading Corporation and Sempra Energy Trading Company and as President of AIG Securities Corporation and AIG Clearing Corporation. From 1999 through 2005, Mr. Mayer served as a member of the Risk Oversight Committee of Northeast Utilities and consultant to Northeast Utilities and to Chicago Board of Trade Clearing Corporation. From 1987 through 1993, Mr. Mayer served as a Vice President of Goldman Sachs & Co., and from 1984 through 1987, Mr. Mayer served as the chief counsel of the J. Aron Commodities Division of Goldman Sachs & Co. From 1979 through 1983 Mr. Mayer served as an attorney with Barrett Smith Schapiro Simon & Armstrong in New York, NY. Mr. Mayer is a graduate of Yale University (B.A. 1973) and New York University (L.L.B. 1978).

Arthur H. Baer serves as a Director of SGRP, serves as a member of the Audit, Compensation and Governance Committees and the Special Subcommittee of the Audit Committee, and has done so since September 3, 2019. He was a Legislator in Columbia County, New York until 2015 and previously served as the Chairman of the Board of Supervisors from January 2008 to December 2009 and as County Executive during the same period. Mr. Baer was Dean of the College of Business and Administration at Drexel University in Philadelphia from 1993 to 1996. For 20 years (from 1998 through August of 2018), he was also a Director and Audit Committee Chair for Seneca Foods, Inc., a multi-billion dollar international food company. Mr. Baer's business background also includes experience in managing businesses, senior leadership development and the evaluation of strategic opportunities and challenges. He was President of Hudson Valley Publishing from 2003 to 2008 and also held the position from 1998 to 1999. He was President of Arrow Electronics Europe from 2000 to 2002 and President of XYAN Inc. from 1996 to 1998. Mr. Baer has also served as a senior executive at Standard Brands, Northwest Industries, and Cablevision Systems. He holds a B.A. and M.B.A. from Columbia University. The Board concluded that Mr. Baer should be a director of the Corporation because of his extensive experience in senior management and financial matters and the evaluation of strategic opportunities and challenges.

Peter W. Brown joined the Board of SGRP in May 2018, served as a Board Observer to the Corporation's Board of Directors from 2014 through December 2016, serves as a director of the Corporation's Brazilian subsidiary, SPAR BSMT and owns EILLC (which owns 10% of SPAR BSMT). See Transactions with Related Persons, Promoters and Certain Control Persons - International Related Party Services, below). He also has served as a director of Business Ideas Provider, LTD, since 2012, and represented SAS as a director of Affinity Insurance, LTD, since 2013. Mr. Brown received a BS from the University of Massachusetts's School of Natural Science and an MBA from the University of Massachusetts's Isenberg School of Management.

Panagiotis ("Panos") N. Lazaretos. Mr. Lazaretos will join the SGRP Board when his appointment under the Written Consents becomes effective after all of the notices, filings and other conditions required under applicable law have been satisfied. Mr. Lazaretos has over 15 years of international business development experience focusing on retail service operations and on Central and Eastern Europe, Russia, the Middle East and North Africa. Mr. Lazaretos is a co-founder and significant shareholder of and since November 2017 has been the Chief Executive Officer and Chairman of the Board of Directors of Thenablers, Inc., a non-operational international business development organization that will be focused on the design and execution of new market strategies for its clients. Robert G. Brown, William H. Bartels and a number of their related parties are investors in Thenablers (although they collectively own less than one-half percent of the Thenablers outstanding stock). According to its most recent SEC Filings, Thenablers, Inc. is a development-stage company and has recorded no revenue through June 30, 2019. From time to time, Mr. Lazaretos has provided consulting services to SPAR InfoTech, Inc., an affiliate of the Corporation owned by Robert G. Brown, who retired as the Chairman and an officer and director of SGRP on May 3, 2018, and who is part of a control group with Mr. Bartels and others (see Background, above). Feb 2017 to June 2019, Mr. Lazaretos was a Director of Business Development at Sales Service International. From June 2013 to November 2016, Mr. Lazaretos was a Regional Director for Field Marketing Services for Adecco Group. From June 2002 to May 2013, Mr. Lazaretos was a Vice President of International Operations for SGRP where he worked from Greece and helped SGRP's President of International Operations and Chief Executive Officer in dealing with SGRP's largely autonomous joint venture subsidiaries and related expansions. From July 1999 to June 2002, Mr. Lazaretos was a Director of Technology at SGRP, and held the same position with one of its pre-merger predecessors from June 1997 to July 1999, where he began his career and helped them transition from a paper process to a web-based data collection and reporting platform. In May 1997, Mr. Lazaretos received a BS in Computer Science from the State University of New York, New York, at New Paltz, and from 1999 to 2001 attended MBA classes focused on information technology at Pace University.

EXECUTIVES AND OFFICERS OF THE CORPORATION

Set forth in the table below are the names, ages and offices held by all Executives and Officers of the Corporation as of December 31, 2018, and (except as otherwise noted) as of the date of this Information Statement. For biographical information regarding Christiaan M. Olivier and William H. Bartels, see The Board of Directors of the Corporation, above.

Name	Age	Position with SPAR Group, Inc. (1)(2)
Christiaan M. Olivier	54	Chief Executive Officer, President and a Director
William H. Bartels	75	Vice Chairman and a Director
James R. Segreto	70	Chief Financial Officer, Secretary and Treasurer
Kori G. Belzer	53	Chief Operating Officer
Gerard Marrone	56	Chief Revenue Officer
Steven J. Adolph	53	President International
(1)

Under the Corporation's Restated By-Laws and the resolutions of the Board, each of the following individuals have been designated as both an "Executive" and an "Officer" of the Corporation except as otherwise noted below. An Executive is generally an executive officer of the Corporation and part of its senior management.

(2)	Each named individual is an "at will" employee of the Company. Their nominal terms as Executives and Officers are for one year, lasting from one annual stockholders meeting to the next.

James R. Segreto serves as Chief Financial Officer, Secretary and Treasurer of SGRP and has done so since December 14, 2007. Prior to his current position, Mr. Segreto served as Vice President and Controller of SGRP since July 8, 1999, the effective date of the Merger. Mr. Segreto served as Chief Financial Officer for Supermarket Communications Systems, Inc. from 1992 to 1997 and LM Capital, LLP from 1990 to 1992. Prior to 1992, he served as Controller of Dorman Roth Foods, Inc.

Kori G. Belzer serves as the Chief Operating Officer of SGRP and has done so since January 1, 2004. From 2000 through 2003, Ms. Belzer served as the Chief Operating Officer of SPAR Administrative Services, Inc. (then known as SPAR Management Services, Inc.) ("SAS"), and SPAR Business Services, Inc. (then known as SPAR Marketing Services, Inc.), each an affiliate of SGRP (See Transactions with Related Persons, Promoters and Certain Control Persons, below). From 1997 to 2000, Ms. Belzer served as Vice President Operations of SAS and as Regional Director of SAS from 1995 to 1997. Prior to 1995, she served as Client Services Manager for SPAR/Servco, Inc.

Gerard (Gerry) Marrone joined SPAR Group, Inc. as SVP Sales & Marketing in January 2017 and was promoted to Chief Revenue Officer in December of the same year. As Chief Revenue Officer he oversees all revenue generation and marketing activities for the company. He is responsible for strategic growth initiatives and expansion of the domestic business. His role includes seeking and leading strategic alliances and joint ventures and he is responsible for developing capabilities and best practices within the sales and marketing function that will be shared and implemented across the organization and the international network.

Steven J. Adolph serves as the President International of SGRP and has done so since June 21, 2016. Prior to his current position, Mr. Adolph served in several executive roles including: President of Kalamazoo Outdoor Gourmet, CEO Asia/Pacific for Invacare, Vice President International for SentrySafe and Vice-President Asia/Pacific for Equal/NutraSweet. Mr. Adolph graduated Magna Cum Laude from Duke University and has an MBA with distinction from the Kellogg School of Management at Northwestern University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of SGRP's Common Stock as of October 30, 2019, by: (i) each person (or group of affiliated persons) who is known by SGRP to own beneficially more than 5% of SGRP's Common Stock; (ii) each of SGRP's directors; (iii) each of the Named Executive Officers in the Summary Compensation Table; and (iv) SGRP's directors and Executives as a group. Except as indicated in the footnotes to this table, the persons named in the table, based on information provided by such persons, have sole voting and sole investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

Title of Class	Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	See Note #	Percentage (13)
Common Shares	William H. Bartels (1)	11,634,336	(2)	55.8%
Common Shares	Christiaan M. Olivier (1)	270,640	(3)	1.3%
Common Shares	Jack W. Partridge (1)	128,432	(4)	*
Common Shares	Arthur B. Drogue (1)	41,500	(5)	*
Common Shares	R. Eric McCarthey (1)	23,000	(6)	*
Common Shares	Jeffrey A. Mayer (1)	-		*
Common Shares	Peter W. Brown (1)	145,463	(7)	*
Common Shares	James R. Segreto (1)	325,126	(8)	1.6%
Common Shares	Kori G. Belzer (1)	286,017	(9)	1.4%
Common Shares	Gerard Marrone (1)	5,760	(10)	*
Common Shares	Steven J. Adolph (1)	92,500	(11)	*
Common Shares	Robert G. Brown 123 Sunesta Cove Drive Palm Beach Gardens, FL 33418	11,634,336	(2)	55.8%

Common Shares	All Executives and Directors	12,967,774	-	62.2%
*	Less than 1%
(1)	The address of such owners is c/o SPAR Group, Inc. 333 Westchester Avenue, South Building, Suite 204, White Plains, New York 10604.
(2)

These shares are owned beneficially by a control group consisting of Mr. William H. Bartels, Mr. Robert G. Brown, and SP/R Defined Benefit Pension Trust ("SP/R Trust") for the benefit of Mr. Brown. Mr. Bartels owns 5,288,693 of those shares or 25.4% and Mr. Brown owns 5,236,018 of those shares and the SP/R Trust owns 1,109,625 of those shares for a total of 30.4%.

(3)	Mr. Olivier's beneficial ownership includes 262,500 shares issuable upon exercise of options and 2,500 shares restricted stock vesting by May 21, 2019.
(4)	Mr. Partridge's beneficial ownership includes 60,000 shares issuable upon exercise of options.

(5)	Mr. Drogue's beneficial ownership includes 37,500 shares issuable upon exercise of options.
(6)	Mr. McCarthey's beneficial ownership includes 20,000 shares issuable upon exercise of options.
(7)	Mr. Peter Brown's beneficial ownership includes 47,500 shares issuable upon exercise of options.
(8)	Mr. Segreto's beneficial ownership includes 161,260 shares issuable upon exercise of options.
(9)	Ms. Belzer's beneficial ownership includes 176,250 shares issuable upon exercise of options.
(10)	Mr. Adolph's beneficial ownership includes 92,500 shares issuable upon exercise of options.
(11)	Mr. Marrone's beneficial ownership includes 5,000 shares issuable upon exercise of options.
(12)

Percentage ownership is based on the total number of shares of Common Stock outstanding (20,847,461 shares) and the number of shares of Common Stock beneficially owned (including Common Stock currently obtainable under vested options, indirectly owned through retirement plans and beneficially owned by certain family members) by such person or group, in each case as of June 30, 2019.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act ("Section 16(a)") requires SGRP's directors and certain of its officers and persons who own more than 10% of SGRP's Common Stock (collectively, "Insiders") to file reports of ownership and changes in their ownership of SGRP's Common Stock with the Commission. Insiders are required by Commission regulations to furnish SGRP with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it for the year ended December 31, 2018, the most recent representations in their 13D control group filings with the SEC by the persons making them, or written representations from certain reporting persons for such year, SGRP has completed the ownership amounts cited above, and SGRP believes that its Insiders complied with all applicable Section 16(a) filing requirements for such year, with the exception that Mr. Brown untimely filed two reports on Form 4 respecting six transactions, Mr. Olivier untimely filed one report on Form 4 respecting one transaction, and Ms. Belzer untimely filed one report on Form 4 respecting one transaction. All such Section 16(a) filing requirements have since been completed by each of the aforementioned individuals.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

SGRP's policy respecting approval of transactions with related persons, promoters and control persons is contained in the SPAR Group Code of Ethical Conduct for its Directors, Executives, Officers, Employees, Consultants and other Representatives Amended and Restated (as of) March 15, 2018 (the "Ethics Code"). The Ethics Code is intended to promote and reward honest, ethical, respectful and professional conduct by each director, executive, officer, employee, consultant and other representative of any of SGRP and its subsidiaries (together with SGRP, the "Company") and each other Covered Person (as defined in the Ethics Code) in his or her position with the Company anywhere in the world, including (among other things) serving each customer, dealing with each vendor and treating each other with integrity and respect, and behaving honestly, ethically and professionally with each customer, each vendor, each other and the Company. Article II of the Ethics Code specifically prohibits various forms of self-dealing (including dealing with relatives) and collusion and Article V of the Ethics Code generally prohibits each "Covered Person" (including SGRP's officers and directors) from using or disclosing the Confidential Information of the Company or any of its customers or vendors, seeking or accepting anything of value from any competitor, customer, vendor, or other person relating to doing business with the Company, or engaging in any business activity that conflicts with his or her duties to the Company, and directs each "Covered Person" to avoid any activity or interest that is inconsistent with the best interests of the SPAR Group, in each case except for any "Approved Activity" (as such terms are defined in the Ethics Code). Examples of violations include (among other things) having any ownership interest in, acting as a director or officer of or otherwise personally benefiting from business with any competitor, customer or vendor of the Company other than pursuant to any Approved Activity. Approved Activities include (among other things) any contract with an affiliated person (each an "Approved Affiliate Contract") or anything else disclosed to and approved by the Board, its Governance Committee or its Audit Committee, as the case may be, as well as the ownership, board, executive and other positions held in and services and other contributions to affiliates of SGRP and its subsidiaries by certain directors, officers or employees of SGRP, any of its subsidiaries or any of their respective family members. The Company's senior management is generally responsible for monitoring compliance with the Ethics Code and establishing and maintaining compliance systems, including those related to the oversight and approval of conflicting relationships and transactions, subject to the review and oversight of SGRP's Governance Committee as provided in clause IV.11 of the Governance Committee's Charter, and SGRP's Audit Committee as provided in clause I.2(l) of the Audit Committee's Charter. The Governance Committee and Audit Committee each consist solely of independent outside directors (see Domestic Related Party Services, International Related Party Services, Related Party Transaction Summary, Related Party Transaction Summary, Affinity Insurance, and Other Related Party Transactions and Arrangements, below).

SGRP's Audit Committee has the specific duty and responsibility to review and approve the overall fairness and terms of all material related-party transactions. The Audit Committee receives affiliate contracts and amendments thereto for its review and approval (to the extent approval is given), and these contracts are periodically (often annually) again reviewed, in accordance with the Audit Committee Charter, the Ethics Code, the rules of the Nasdaq Stock Market LLC ("Nasdaq"), and other applicable law to ensure that the overall economic and other terms will be (or continue to be) no less favorable to the Company than would be the case in an arms-length contract with an unrelated provider of similar services (i.e., its overall fairness to the Company, including pricing, payments to related parties, and the ability to provide services at comparable performance levels). The Audit Committee periodically reviews all related party relationships and transactions described below.

The Special Committee also has been involved in the review of the Proposed Amendments to SGRP's By-Laws and the By-Laws Action and 225 Action (see Note 8 to the Company's Consolidated Financial Statements - Commitments and Contingencies -- Settled Delaware Litigations, in the Latest Quarterly Report).

Domestic Related Party Services:

SPAR Business Services, Inc. ("SBS"), SPAR Administrative Services, Inc. ("SAS"), and SPAR InfoTech, Inc. ("Infotech"), have provided services from time to time to the Company and are related parties and affiliates of SGRP, but are not under the control or part of the consolidated Company. SBS is an affiliate because it is owned by Robert G. Brown and prior to December 2018 was owned by William H. Bartels. SAS is an affiliate because it is owned by William H. Bartels and certain relatives of Robert G. Brown or entities controlled by them (each of whom are considered affiliates of the Company for related party purposes). Infotech is an affiliate because it is owned principally by Robert G. Brown. Mr. Brown and Mr. Bartels are the Majority Stockholders (see below) , members of a 13D control group and founders of SGRP, Mr. Brown was Chairman and an officer and director of SGRP through May 3, 2018 (when he retired), and Mr. Bartels was and continues to be Vice Chairman and a director and officer of SGRP. Mr. Brown and Mr. Bartels also have been and are stockholders, directors and executive officers of various other affiliates of SGRP. See Note 8 to the Company's Consolidated Financial Statements - Commitments and Contingencies – Legal Matters, in the Latest Quarterly Report. See also SBS Bankruptcy and Settlement and Infotech Litigation and Settlement, below.

The Company executes its domestic field services through the services of field merchandising, auditing, assembly and other field personnel (each a "Field Specialist"), substantially all of whom are provided to the Company and engaged by independent third parties and located, scheduled, deployed and administered domestically through the services of local, regional, district and other personnel (each a "Field Administrator"), and substantially all of the Field Administrators are in turn are employed by other independent third parties.

SBS provided substantially all of the Field Specialist services in the U.S.A. to the Company from July1999 through July 27, 2018, and an independent vendor and licensee provided them for the balance of 2018. The Company paid $13.3 million during the six months ended June 30, 2018, to SBS for its provision as needed of the services of approximately 4,500 of SBS's available Field Specialists in the U.S.A. (which amounted to approximately 43% of the Company's total domestic Field Specialist service expense for the six months ended June 30, 2018).

Since the termination of the Amended and Restated Field Service Agreement with SBS on December 1, 2014 (as amended, the "Prior SBS Agreement"), the Company and SBS agreed to an arrangement where the Company reimbursed SBS for the Field Specialist service costs and certain other approved reimbursable expenses incurred by SBS in performing services for the Company and paid SBS a revised fixed percentage of such reimbursable expenses (the "Cost Plus Fee") equal to 2.96% of those reimbursable expenses, subject to certain offsetting credits. The Company had offered a new agreement to SBS confirming that reimbursable expenses were subject to review and approval by the Company, but SBS rejected that proposal.

Due to (among other things) the Clothier Determination (as defined in the Latest Quarterly Report) and the ongoing proceedings against SBS (which could have had a material adverse effect on SBS's ability to provide future services needed by the Company), SBS' continued higher charges and expense reimbursement disputes, and the Company's identification of an experienced independent third party company (the "Independent Field Vendor") who would provide comparable services on substantially better terms, the Company terminated the services of SBS effective July 27, 2018, and the Company has engaged that Independent Field Vendor to replace those field services previously provided by SBS (other than in California). The Company similarly terminated SAS and has engaged another independent third party company on substantially better terms to replace those administrative services formerly provided by SAS, effective August 1, 2018 (the "Independent Field Administrator").

The Company believes it has saved approximately [$TBD] million since August 1, 2018, or approximately [$TBD] on an annualized basis, by using the Independent Field Vendor and Independent Field Administrator instead of using SBS and SAS, respectively, and the Company's increase in domestic earnings are due at least in part to those savings.

Even though the Company believes it had paid SBS for all services provided through July 27, 2018, the Company received notice that there may not have been sufficient funds in SBS' bank accounts to honor all payments SBS had made by check to their Field Specialists. Based on this notice, the Company withheld approximately $112,000 of final mark-up compensation due SBS and had made payments, on a daily basis, into the SBS bank account designated for Field Specialist payments to ensure all SBS Field Specialists that had provided services to the Company were properly compensated for those services. The $112,000 had been completely exhausted, and the Company was required to fund an additional $13,000 to cover these duplicate Field Specialist payments. See SBS Bankruptcy and Settlement, below.

The Company has reached a non-exclusive agreement on substantially better terms than SBS with an experienced independent third-party vendor to provide substantially all of the domestic Field Specialist services used by the Company. The Company has also reached a separate non-exclusive agreement on substantially better terms than with SAS with another independent third-party vendor to provide substantially all of the domestic Field Administrator services used by the Company. The Company transitioned to such new vendors during July 2018, and such transition was virtually unnoticeable to the Company's clients.

SAS provided substantially all of the Field Administrators in the U.S.A. to the Company from July1999 through June 30, 2018. The Company paid $2.3 million to SAS for its provision of its 57 full-time regional and district administrators, which amounted to approximately 91% of the Company's total domestic field administrative service cost for the six month period ended June 30, 2018.

In addition to these field service and administration expenses, SAS also incurred other administrative expenses related to benefit and employment tax expenses of SAS and payroll processing, and other administrative expenses and SBS incurred expenses for processing vendor payments, legal defense and other administrative expenses (but those expenses were only reimbursed by SGRP to the extent approved by the Company as described below).

No SAS compensation to any officer, director or other related party (other than to Mr. Peter W. Brown, a related party as noted below, pursuant to previously approved budgets) had been reimbursed by the Company. This was not a restriction on SAS since SAS is not controlled by the Company and could have paid any compensation to any person that SAS desires out of its own funds. Since SAS is a "Subchapter S" corporation, all income from SAS is allocated to its stockholders (see above).

On May 7, 2018, the Company gave a termination notice to SAS specifying July 31, 2018, as the end of the Service Term under (and as defined in) SAS Agreement signed in 2016. The Company has reached a non-exclusive agreement with an independent third party vendor to provide substantially all of the domestic Field Administrators used by the Company (the "Independent Field Administrator"). The Company transitioned to such new vendor during July 2018, and it was virtually unnoticeable to the Company's clients.

Although SAS has not provided or been authorized to perform any services to the Company after their terminations described above effective on or before July 31, 2018, SAS has apparently continued to operate and claim that the Company owes them for all of their post-termination expenses for the foreseeable future. For the period from August 2018 through June 30, 2019, SAS has invoiced the Company over $200,000. All such invoices have been rejected by the Company. The Company has determined that it is not obligated to reimburse any such post-termination expense (other than for potentially reimbursing SAS for mutually approved reasonable short term ordinary course transition expenses in previously allowed categories needed by SAS to wind down its business, if any), and that such a payment would be an impermissible gift to a related party under applicable law, which determinations have been supported by SGRP's Audit Committee. See SAS Settlement Discussions and Arbitration, below.

The Company expects that SBS and SAS may use every available means to attempt to collect reimbursement from the Company for the foreseeable future for all of their post-termination expense, including repeated litigation. See Note 8 to the Company's Consolidated Financial Statements - Commitments and Contingencies – Legal Matters, in SGRP's Latest Quarterly Report. See also SBS Bankruptcy and Settlement and SAS Settlement Discussions and Arbitration, below.

Any claim by Robert G. Brown, William H. Bartels, SAS, any other related party or any third party that the Company is somehow liable for any judgment or similar amount imposed against SBS or SAS or any other related party, any judicial determination that the Company is somehow liable for any judgment or similar amount imposed against SBS or SAS or any other related party, or any increase in the Company's use of employees (rather than the services of independent contractors provided by third parties) to perform Field Specialist services domestically, in each case in whole or in part, could have a material adverse effect on the Company or its performance or condition (including its assets, business, clients, capital, cash flow, credit, expenses, financial condition, income, legal costs liabilities, liquidity, locations, marketing, operations, prospects, sales, strategies, taxation or other achievement, results or condition), whether actual or as planned, intended, anticipated, estimated or otherwise expected. See Note 8 to the Company's Consolidated Financial Statements - Commitments and Contingencies – Legal Matters, in SGRP's Latest Quarterly Report.

Current material and potentially material legal proceedings impacting the Company are described in Note 8 to the Company's Consolidated Financial Statements - Commitments and Contingencies - Legal Matters, in the Latest Quarterly Report. These descriptions are based on an independent review by the Company and do not reflect the views of SBS, its management or its counsel. Furthermore, even though SBS was solely responsible for its operations, methods and legal compliance, in connection with any proceedings against SBS, SBS continues to claim that the Company is somehow liable to reimburse SBS for its expenses in those proceedings. The Company does not believe there is any basis for such claims and would defend them vigorously.

Infotech sued the Company in New York seeking reimbursement for approximately $190,000 respecting alleged lost tax benefits and other expenses it claims to have incurred in connection with SGRP's acquisition of its Brazilian subsidiary and previously denied on multiple occasions by both management and SGRP's Audit Committee, whose approval was required because Infotech is a related party. Infotech also is threatening to sue the Company in Romania for approximately $900,000 for programming services allegedly owed to the Company's former Romanian subsidiary (sold at book value to Infotech in 2013) and not provided to Infotech, for which the Company vigorously denies liability. See Infotech Litigation and Settlement, below.

Peter W. Brown was appointed as a Director on the SGRP Board as of May 3, 2018, replacing Mr. Robert G. Brown upon his retirement from the Board and Company at that date. He is not considered independent because Peter Brown an affiliate and related party in respect of SGRP and was proposed by Mr. Robert G. Brown to represent the Brown family interests. He worked for and is a stockholder of SAS (see above) and certain of its affiliates, he is the nephew of Mr. Robert G. Brown (a current significant stockholder of SGRP, a member of a 13D control group and SGRP's former Chairman and director), he is a director of SPAR Brasil Serviços de Merchandising e Tecnologia S.A., a Brazilian corporation and SGRP subsidiary ("SPAR BSMT") and owns Earth Investments LLC ("EILLC"), which owns 10% interest in the SGRP's Brazilian subsidiary.

National Merchandising Services, LLC ("NMS"), is a consolidated domestic subsidiary of the Company and is owned jointly by SGRP through its indirect ownership of 51% of the NMS membership interests and by National Merchandising of America, Inc. ("NMA"), through its ownership of the other 49% of the NMS membership interests. Mr. Edward Burdekin is the Chief Executive Officer and President and a director of NMS and also is an executive officer and director of NMA. Ms. Andrea Burdekin, Mr. Burdekin's wife, is the sole stockholder and a director of NMA and a director of NMS. NMA is an affiliate of the Company but is not under the control of or consolidated with the Company. Mr. Burdekin also owns 100% of National Store Retail Services ("NSRS"). Since September 2018, NSRS provided substantially all of the domestic merchandising specialist field force used by NMS. For those services, NMS agrees to reimburse NSRS the total costs for providing those services and to pay NSRS a premium equal to 1.0% of its total cost.

On August 10, 2019, NMS, to protect continuity of its Field Specialist nationwide, petitioned for bankruptcy protection under chapter 11 of the United States Bankruptcy Code in the U.S. District for Nevada (the "NMS Chapter 11 Case"), and as a result, the claims of NMS' creditors must now generally be pursued in the NMS Chapter 11 Case. On August 11, 2019, NSRS and Mr. Burdekin also filed for reorganization in the NMS Chapter 11 Case NMS is part of the consolidated Company. Currently the Company believes that the NMS Chapter 11 Case is not likely to have a material adverse effect on the Company, and the Company's ownership of and involvement in NMS is not likely to change as a result of the NMS Chapter 11 Case or any resulting NMS reorganization.

Resource Plus of North Florida, Inc. ("RPI"), is a consolidated domestic subsidiary of the Company and is owned jointly by SGRP through its indirect ownership of 51% of the RPI membership interests and by Mr. Richard Justus through his ownership of the other 49% of the RPI membership interests. Mr. Justus has a 50% ownership interest in RJ Holdings which owns the buildings where RPI is headquartered and operates. Both buildings are subleased to RPI at local market rates.

SBS Bankruptcy and Settlement

On November 23, 2018, SBS petitioned for bankruptcy protection under chapter 11 of the United States Bankruptcy Code in the U.S. District for Nevada (the "SBS Chapter 11 Case").

Management recommended, and the Audit Committee agreed, that it would be in the best interest of all stockholders to oppose SBS's proposed reorganization unless a reasonable settlement could be reached, and that any settlement should include a reasonable disposition of the SGRP Claims (as defined in the SBS Settlement Agreement) and mutual releases of all other claims. After extensive negotiation between the SBS Parties and the SGRP Parties, the parties entered into the Compromise and Settlement Agreement dated as of July 26, 2019, and was signed and released over the succeeding weekend (the "SBS Settlement Agreement"). The Settlement was described in, filed with and incorporated into SGRP's Current Report on Form 8-K as filed with the SEC on August 8, 2019 (the "SBS Settlement Release").

The SBS Settlement Agreement provides for a mutual release of claims (including the SBS Claims and the SGRP Claims, as defined therein), except for the following:

(i)

SBS will pay to the applicable SGRP Parties the SGRP Claims (before discount, $2,231,260) discounted to their pro rata share (among all creditors of the same class) of the New Value Contribution (after discount, est. $111,563) and of the Settlement Contribution in twenty-four (24) equal monthly amounts (after discount, est. $61,370), starting January 2020 and without any interest (collectively, the "Discounted Claim Payments"), as such terms are defined in the SBS Settlement Agreement.

(ii)	SMF will pay to SBS the Proven Unpaid A/R upon its determination (as described below).

In the SBS Settlement Agreement, the parties agreed to have Rehmann Robison ("Rehmann "), a financial and accounting services firm, independently determine the Proven Unpaid A/R based on parameters set forth in the SBS Settlement Agreement. In the SBS Settlement Agreement, the parties will accept the determination of Rehmann as final and binding, and all other claims and amounts are released. The Rehmann report is expected by the end of November 2019.

The Company has recorded the total settlement amount of $172,933 as of September 30, 2019, and will continue to evaluate its collectability from SBS and establish reserves as appropriate.

The Company believes that the robust and comprehensive mutual releases in the SBS Settlement Agreement provide valuable relief from potential future claims and litigation by SBS respecting the Company's past involvement with SBS. However, Robert G. Brown, president, director and indirect owner of SBS, has since the Court's approval of the SBS Settlement Agreement has continued to allege that the claims and amounts that were fully released pursuant to the SBS Settlement Agreement and approved by the bankruptcy court are due to SBS from the Company, and the Company strongly disagrees. Since all such claims have been completely released by SBS (with Mr. Brown's approval), the Company owes nothing and will not accrue anything respecting Mr. Brown's renewed claims.

On August 6, 2019, with the support of (among others) the Clothier and Rodgers plaintiffs and the Company, the Court approved the SBS Settlement Agreement and the SBS Reorganization pursuant to the SBS Plan (as defined in the SBS Settlement Release).

See the Company's SBS Settlement Release.

Infotech Litigation and Settlement

On September 19, 2018, SGRP was served with a Summons and Complaint by SPAR InfoTech, Inc. ("Infotech"), an affiliate of SGRP that is owned principally by Robert G. Brown ("Mr. Brown") (one of the Majority Stockholders) as plaintiff commencing a case against SGRP (the "Infotech Action"). The Infotech Action sought payment from SGRP of approximately $190,000 for alleged lost tax benefits and other expenses that it claims to have incurred in connection with SGRP's acquisition of its Brazilian subsidiary and that were previously denied on multiple occasions by both management and SGRP's Audit Committee (whose approval was required because Infotech is a related party).

In 2016, SGRP acquired SPAR Brasil Serviços de Merchandising e Tecnologia S.A. ("SPAR BSMT"), its Brazilian subsidiary, with the assistance of Mr. Brown(while he was still Chairman and an officer and director of SGRP) and his nephew, Peter W. Brown, who became an indirect 10% owner of SPAR BSMT, and later became a director of SGRP on May 3, 2018. Mr. Brown used his private company, Infotech and undisclosed foreign companies to structure the acquisition for SGRP.

Mr. Brown incurred his alleged expenses associated with the transaction through Infotech, including salary allocations for unauthorized personnel and claims for his "lost tax breaks". Mr. Brown submitted his unauthorized and unsubstantiated "expenses" to SGRP, and SGRP's Audit Committee allowed approximately $50,000 of them (which was paid) and disallowed approximately $150,000 of them. His claim increased to over $190,000 in the Infotech Action. The Company vigorously denied owing any of those amounts.

In 2018. Infotech also threatened to sue the Company in Romania for approximately $900,000 for programming services allegedly owed to the Company's former Romanian subsidiary (sold at book value to Infotech in 2013) and not provided to Infotech (the "Romanian Claim"). Infotech gave a draft complaint to the Company in 2018. The Company also vigorously denied owing any of those obligations or amounts.

In order to avoid the expenses of protracted litigation, SGRP's Management and the Audit Committee agreed that it would be in the best interest of all stockholders to reach a reasonable settlement of both the Infotech Action and the Romanian Claim for installment payments in reasonable amounts and mutual releases of all other related claims. Management had offed $225,000 to settle both, but at the urging of the Board and assurances of several Board members that it would help them persuade Mr. Brown to settle, management agreed to increase the settlement offer to a total of $275,000. After extensive negotiation between the Company and Infotech, Mr. Brown accepted the $275,000 offer and the parties entered into the Confidential Settlement Agreement and Mutual Release on October 8, 2019 (the "Infotech Settlement Agreement"), which was approved and ordered by the Court on October 30, 2019, and the Infotech Action was discontinued (dismissed) with prejudice.

The Infotech Settlement Agreement requires the Company to make payments totaling $275,000 in four installments: (i) $75,000 following Court approval (which Payment has already been made); (ii) $75,000 within 30 days following discontinuance of the Infotech Action (which was discontinued on October 30, 2019); (iii) $75,000 within 60 days following discontinuance of the Infotech Action; and (iv) $50,000 within 90 days following discontinuance of the Infotech Action. The Company has made appropriate accruals for those installment obligations.

The Company believes that the robust and comprehensive mutual releases in the Infotech Settlement Agreement provide valuable relief from potential future claims and litigation by Infotech respecting the Company's past involvement with Infotech in the Brazilian and Romanian transactions.

SAS Settlement Discussions and Arbitration

SAS provided substantially all of the Field Administrators in the U.S.A. to the Company from July1999 through July 31, 2018. For the seven month period ended July 31, 2018, the Company paid $2.7 million to SAS for its provision of its 57 full-time regional and district administrators, which amounted to approximately 91% of the Company's total domestic field administrative service cost.

In addition to field administration expenses, SAS also incurred other administrative expenses related to benefit and employment tax expenses, payroll processing, rent and other similar administrative expenses but those expenses were only reimbursed to the extent approved by the Company.

On May 7, 2018, the Company gave a termination notice to SAS specifying July 31, 2018, as the end of the Service Term under (and as defined in) the restated SAS Field Administration Agreement signed in 2016 (the "SAS Agreement"). The Company transitioned to its new Independent Field Administrator (see above) during July 2018. See Domestic Related Party Services, above.

Although SAS has not provided or been authorized to perform any services to the Company after their termination described above (effective on or before July 31, 2018), SAS has apparently continued to operate and claims that the Company owes them for all of their post-termination expenses for the foreseeable future. For the period from August 2018 through June 30, 2019, SAS has invoiced the Company over $200,000. All such invoices have been rejected by the Company. While the Company has determined that it is not obligated to reimburse any such post-termination expenses, it has, in good faith, entered into settlement discussions with SAS to resolve these matters. Part of the settlement discussions include an offsetting recovery by the Company for cash advances it has provided to SAS to meet its insurance obligations.

These advances were essential support to ensure SAS satisfied its insurance carriers premium advance requirements. The offsetting amount due the Company is approximately $226,000. See Affinity Insurances, below.

At this time, settlement discussions have halted and the Company is seeking resolution though arbitration as permitted under the SAS Field Administration Agreement.

International Related Party Services:

SGRP Meridian (Pty), Ltd. ("Meridian") is a consolidated international subsidiary of the Company and is owned 51% by SGRP and 23% by FRIEDSHELF 401 Proprietary Limited (owned by Mr. Brian Mason and Mr. Garry Bristow) and 26% by Lindicom Proprietary Limited. Mr. Mason is President and a director and Mr. Bristow is an officer and director of Meridian. Mr. Mason is also an officer and director and 50% shareholder of Merhold Property Trust ("MPT"). Mr. Mason and Mr. Bristow are both officers and directors and both own 50% of Merhold Cape Property Trust ("MCPT"). Mr. Mason and Mr. Bristow are officers and owners of Merhold Holding Trust ("MHT") which provides similar services like MPT. MPT owns the building where Meridian is headquartered and also owns 20 vehicles, all of which are subleased to Meridian. MCPT provides a fleet of 172 vehicles to Meridian under a 4 year lease program. These leases are provided to Meridian at local market rates included in the summary table below.

SPAR Todopromo is a consolidated international subsidiary of the Company and is owned 51% by SGRP and 49% by the following individuals: Mr. Juan F. Medina Domenzain, Juan Medina Staines, Julia Cesar Hernandez Vanegas, and Jorge Medina Staines. Mr. Juan F. Medina Domenzain is an officer and director of SPAR Todopromo and is also majority shareholder (90%) of CONAPAD ("CON") which supplied administrative and operational consulting support to SPAR Todopromo in 2016.

Mr. Juan F. Medina Domenzain ("JFMD"), partner in SPAR Todopromo, leased a warehouse to SPAR Todopromo. The lease expires on December 31, 2020.

SPAR Brasil Serviços de Merchandising e Tecnologia S.A., a Brazilian corporation ("SPAR BSMT"), which is owned 51% by the Company, 39% by JK Consultoria Empresarial Ltda.-ME, a Brazilian limitada ("JKC"), and 10% by Earth Investments, LLC, a Nevada limited liability company ("EILLC").

JKC is owned by Mr. Jonathan Dagues Martins, a Brazilian citizen and resident ("JDM") and his sister, Ms. Karla Dagues Martins, a Brazilian citizen and resident. JDM is the Chief Executive Officer and President of each SPAR Brazil company pursuant to a Management Agreement between JDM and SPAR BSMT dated September 13, 2016. JDM also is a director of SPAR BSMT. Accordingly, JKC and JDM are each a related party in respect of the Company. EILLC is owned by Mr. Peter W. Brown, a citizen and resident of the USA ("PWB") and a director of SPAR BSMT and SGRP and nephew of SGRP"s largest shareholder and member of a 13D control group, Robert G. Brown. Accordingly, PWB and EILLC are each a related party in respect of the Company.

SPAR BSMT has contracted with Ms. Karla Dagues Martins, a Brazilian citizen and resident and JDM's sister and a part owner of SPAR BSMT, to handle the labor litigation cases for SPAR BSMT and its subsidiaries. These legal services are being provided to them at local market rates by Ms. Martins' company, Karla Martins Sociedade de Advogados ("KMSA"). Accordingly, Mr. Jonathan Dagues Martins and Ms. Karla Dagues Martins are each an affiliate and a related party in respect of the Company.

Summary of Certain Related Party Transactions:

The following costs of affiliates were charged to the Company (in thousands):

	Year Ended December 31,
	2018	2017
Services provided by affiliates:
Field Specialist Service expenses* (SBS)	$15,404	$25,866
Field Administration Service expenses* (SAS)	2,738	4,215
National Store Retail Services (NSRS)	986	-
RJ Holdings	247	-
Office and vehicle rental expenses (MPT)	66	62
Vehicle rental expenses (MCPT)	1,248	1,146
Office and vehicle rental expenses (MHT)	228	170
Field Administration expenses* (NDS Reklam)	2	2
Consulting and administrative services (CON)	220	244
Warehouse Rental (JFMD)	49	47
Legal Services (KMSA)	135	10
Total services provided by affiliates	$21,323	$31,762

* Includes substantially all overhead (in the case of SAS and SBS), or related overhead, plus any applicable markup. The services provided by SAS and SBS were terminated as of July 2018.

Due to affiliates consists of the following (in thousands):	December 31,
	2018	2017
Loans from local investors:(1)
Australia	$226	$250
Mexico	1,001	1,001
Brazil	139	139
China	2,130	719
South Africa	618	24
Resource Plus	531	-
Accrued Expenses due to affiliates:
SBS/SAS	–	893
Total due to affiliates	$4,645	$3,026

(1) Represent loans from the local investors into the Company's subsidiaries (representing their proportionate share of working capital loans). The loans have no payment terms and are due on demand and as such have been classified as current liabilities in the Company's consolidated financial statements.

Affinity Insurance:

In addition to the above, through August 1, 2018, SAS purchased insurance coverage from Affinity Insurance, Ltd. ("Affinity") for worker compensation, casualty and property insurance risk for itself, for SBS on behalf of Field Specialists that require such insurance coverage (if they do not provide their own), and for the Company. SAS owns a minority (less than 1%) of the common stock in Affinity. Based on informal arrangements between the parties, the Affinity insurance premiums for such coverage were ultimately charged (through SAS) for their fair share of the costs of that insurance to SMF, SAS (which then charges the Company) and SBS. Since August 1, 2018, the new independent vendor providing the Company's Field Administrators also is a member of and provided such insurance through Affinity for itself and on behalf of the Field Specialists that require such insurance coverage (if they do not provide their own), and the Company is obtaining its own such insurance through Affinity (in which the Company is also now a member).

In addition to those required periodic premiums, Affinity also requires payment of cash collateral deposits ("Cash Collateral"), and Cash Collateral amounts are initially determined and from time to time re-determined (upward or downward) by Affinity. From 2013 through August 1, 2018, SAS deposited Cash Collateral with Affinity that now totals approximately $965,000; approximately $379,000 of that Cash Collateral was allocable to SBS and approximately $296,000 of that Cash Collateral was allocable to SMF and the balance of approximately $290,000 was allocated to other affiliates of the Company. The $379,000 Cash Collateral deposits allocable to SBS were paid by SAS on behalf of SBS, SAS received advances to make such payments from SBS, and SBS in turn received advances to make such payments from SMF. The SGRP Claims for this debt in the SBS Chapter 11 Case were settled at a substantial discount as part of the overall Settlement Agreement. See Note 8 to the Company's Consolidated Financial Statements, Commitments and Contingencies - Legal Matters - SBS Bankruptcy and Settlement -- Settlement Agreement below) The Cash Collateral deposits allocable to SMF have been paid by SAS on behalf of SMF, and SAS received advances to make such payments from SMF. At the time those advances were requested by Mr. Brown be made by the Company to SAS and SBS, they were not specifically disclosed by Mr. Robert G. Brown (then SGRP executive Chairman), Mr. William H. Bartels (SGRP Vice Chairman then and now) or Mr. James R. Segreto (Chief Financial Officer), to or approved by the Audit Committee or Board (as a related party transaction or otherwise), and at the time Mr. Brown and Mr. Bartels were the sole owners and executives of SAS and SBS. In addition to funding such Cash Collateral, the Company believes that it has provided (after 1999) all of the funds for all premium payments to and equity investments in Affinity and that the Company may be owed related amounts by SAS, SBS and their affiliates.

The Company also has advanced money to SAS to prepay Affinity insurance premiums (which in the case of workers compensation insurance are a percentage of payroll). The Company had advanced approximately $226,000 to SAS for the 2019-2020 Affinity plan year based on estimates that assumed SBS and SAS would be providing services to the Company for the full plan year. However, the Company terminated their services at the end of July 2018 therefore, that insurance was required for only one month's payroll. Upon completion of the Affinity audit for the Affinity 2018-2019 plan year, the Company anticipates that SAS will receive a premium refund from Affinity of approximately $150,000 and will be obligated to repay that amount to the Company.

Affinity from time to time may (in the case of a downward adjustment in such periodic premiums or the Cash Collateral) make refunds, rebates or other returns of such periodic premiums and Cash Collateral deposits to SAS for the benefit of itself, SBS and SMF (including any premium refund, as returned or returnable, "Affinity Returns"). The Company believes that SAS is obligated to return to SMF any and all Affinity Returns allocable to SMF in repayment of the corresponding advances from SMF and allocable to SAS in repayment of the corresponding advances from SMF. The Company also believes that SAS is obligated to return to SBS, and SBS is obligated to return to SMF, any and all Affinity Returns allocable to SBS in repayment of the corresponding advances. The Company believes that SBS and SAS will have limited operations after August 1, 2018, that the litigation and likely resulting financial difficulties facing SBS are significant, and that without adequate security, those circumstances puts such repayments to the Company at a material risk.

SMF had been in negotiations with SBS and SAS (respectively represented by Robert G. Brown and William H. Bartels, who together own over 59% of SGRP's common stock) since November 2017 for reimbursement and security agreements to document and secure those advances and repayment obligations, which advances total approximately $901,000 ($675,000 Cash Collateral and $226,000 for insurance premium advance) . Although SBS and SAS had orally accepted those agreements in principal, the negotiations have recently broken down over their refusal to allow enforceable first priority security interests in the Cash Collateral and SAS's policies with and equity interests in Affinity, as well as their demands for post-termination payments and offsets potentially larger than the Cash Collateral. As a result the Company has recorded a reserve for the full $901,000 in such receivables in 2018. The Company is exploring its legal options for recovering the Affinity Returns from SAS and SBS. See Note 8 to the Company's Consolidated Financial Statements - Commitments and Contingencies, in the Latest Quarterly Report.

The SGRP Claims for this debt in the SBS Chapter 11 Case were settled at a substantial discount as part of the overall Settlement Agreement. See Note 8 to the Company's Consolidated Financial Statements, Commitments and Contingencies - Legal Matters - SBS Bankruptcy and Settlement -- Settlement Agreement, in the Latest Quarterly Report.

Other Related Party Transactions and Arrangements:

In July 1999, SMF, SBS and SIT entered into a perpetual software ownership agreement providing that each party independently owned an undivided share of and has the right to unilaterally license and exploit certain portions of the Company's proprietary scheduling, tracking, coordination, reporting and expense software (the "Co-Owned Software") are co-owned with SBS and Infotech and each entered into a non-exclusive royalty-free license from the Company to use certain "SPAR" trademarks in the United States (the "Licensed Marks"). As a result of the SBS Chapter 11 Case, SBS' rights in the Co-Owned Software and Licensed Marks are assets of SBS' estate, subject to sale or transfer in any court approved reorganization or liquidation. See Note 8 to the Company's Consolidated Financial Statements - Commitments and Contingencies -- Legal Matters, Related Party Litigation and SBS Bankruptcy, in the Latest Quarterly Report.

Through arrangements with the Company, SBS (owned by Mr. Brown and prior to December 2018 was owned by Mr. Bartels), SAS (owned by Mr. Bartels and family members of Mr. Brown), and other companies owned by Mr. Brown participate in various benefit plans, insurance policies and similar group purchases by the Company, for which the Company charges them their allocable shares of the costs of those group items and the actual costs of all items paid specifically for them. All such transactions between the Company and the above affiliates are paid and/or collected by the Company in the normal course of business.

CORPORATE GOVERNANCE

Board Structure, Leadership and Risk Oversight

The Board of Directors of the Corporation (the "Board") is responsible for overseeing the management, policies and direction of the Corporation and its subsidiaries (collectively, the Company"), both directly and through its committees (as described below), pursuant to the authority conferred by the Corporation's Restated By-Laws, charters and policies and by applicable law. The Board's responsibilities include (without limitation) the appointment and oversight of the Company's executive officers. The Board also is actively involved in the oversight of risks that could affect the Company, both directly and through its committees with respect to the most significant risks facing the Company (including material strategic, market or operational risks). Pursuant to their respective charters, the Board has established and delegated various oversight and other responsibilities to the Audit Committee (and its Special Subcommittee), the Compensation Committee, and the Governance Committee, as such committees are defined and more fully described below under the headings "Audit Committee and its Special Subcommittee", "Compensation Committee" and "Governance Committee".

The Board believes its leadership role for the Company is strengthened by having a majority of its members be independent directors, who meet regularly as an independent body and provide leadership through their industry experience and knowledge and the actions of the independent committees they chair, and by having its second largest stockholder and Chief Executive Officer as members of the Board. The Board also has established separate positions for the Chairman of the Board (the "Chairman"), which is a non-executive position, for the Lead Director of the Board (the "Lead Director"), and for SGRP's Chief Executive Officer (who also is its President), which the Board believes better enables the Chairman to focus his efforts on long term strategic governance and planning for the Company, the Lead Director (who also its Chairman) to provide Board leadership and facilitate meaningful communications between the Board and the Company's management, and the Chief Executive Officer to focus his time and energy on managing the Company's sales and operations. The Board believes this leadership structure has enhanced its ability to effectively carry out its responsibilities on behalf of the Corporation's stockholders as well as its oversight of the Company's management and overall corporate governance. Mr. Arthur B. Drogue is the Corporation's Chairman (as well as Lead Director, Chairman of the Governance Committee and Special Subcommittee of the Audit Committee), and Mr. Christiaan M. Olivier is the Company's Chief Executive Officer and President.

To assist the Board and its Committees in their respective oversight roles, the Company's Chief Executive Officer brings members of the Company's management from various business or administrative areas into meetings of the Board or applicable Committee from time to time to make presentations, answer questions and provide insight to the members, including insights into areas of potential risk. Each Committee endeavors to satisfy its responsibilities through: (i) its receipt and review of regular reports directly from officers responsible for oversight of particular risks within the Company, (ii) direct communications by the Committee or its Chairman with the Corporation's senior management, (iii) independent principal accountants (in the case of the Audit Committee) and counsel respecting such matters and related risks, (iv) its executive sessions, (v) its reports (generally through its Chairman) to the full Board respecting the Committee's considerations and (vi) if applicable, actions and recommendations regarding such matters and risks as deemed appropriate.

Risk oversight is conducted primarily through the Audit Committee, but also is conducted through the Compensation Committee or Governance Committee, as applicable. The Audit Committee is responsible for overseeing the accounting, auditing and financial reporting and disclosure principles, policies, practices and controls of the Company and regularly considers (among other things) financial, reporting, internal control, related party, legal and other issues and related risks and uncertainties material to the Company. The Compensation Committee is responsible for overseeing and regularly considers the performance and compensation of the executives, director compensation and the other compensation, equity incentive, related policies, and benefits of the Company. The Governance Committee is responsible for overseeing and regularly considers the finding, vetting and nomination of directors and committee members for the Board and senior Executives for SGRP, and the content and application of the 'Ethics Code, corporate documents and governance policies and practices.

The Audit Committee, its Special Committee, the Compensation Committee and the Governance Committee each consist solely of independent outside directors. Mr. R. Eric McCarthey is Chairman of the Audit Committee, Mr. Jeffrey A. Mayer is Chairman of the Compensation Committee, and Mr. Arthur B. Drogue is Chairman of the Governance Committee as well as the Special Subcommittee of the Audit Committee.

Board Meetings

The Board meets regularly to receive and discuss operating and financial reports presented by management of SGRP and its advisors. During the year ended December 31, 2018, the Board held four regular meetings in person and eight special meetings by telephone. Each incumbent Director is required to attend 75% of the board meetings. In 2018, all incumbent members attended at least 75% of the meetings.

Board Size

The current Board size has been fixed at seven directors and can only be changed by the action of the stockholders pursuant to the Restated By-Laws (see below). The Board size has been increased to eight pursuant to the Written Consents, which will become effective after all of the notices, filings and other conditions required under applicable law have been satisfied. See Increase of the Size of the Board of Directors, above. SGRP will ask its stockholders in the 2019 Special Meeting (see below) to consider and grant authority to the Board to increase the size of the Board to nine directors without further stockholder action if reasonably necessary for compliance with Nasdaq's Board Independence Rule.

Board Committees

From time to time the Board may establish permanent standing committees and temporary special committees to assist the Board in carrying out its responsibilities. Under the Restated By-Laws (see below), a "super majority" vote of at least 75% of all SGRP directors is now required for any new committee, change in any committee, or appointment to or removal from any committee (meaning any such Board action brought before a Board consisting of seven directors can be blocked by any two directors). Currently, SGRP has three permanent standing committees; the Audit Committee, the Compensation Committee and the Governance Committee and one temporary Special Subcommittee of the Audit Committee as noted below. An audit committee is required by the Nasdaq Stock Market, Inc. ("Nasdaq"), the SEC, and applicable law. While SGRP is not similarly required to have either a compensation committee or governance committee, certain responsibilities assigned to these committees in their respective charters are required to be fulfilled by independent directors by Nasdaq Rules or SEC Rules. Each of the charters for those Committees requires that all of its members be independent directors.

The standing committees of the Board are the Audit Committee of the Board (the "Audit Committee"), the Compensation Committee of the Board (the "Compensation Committee"), the Governance Committee of the Board (the "Governance Committee"), and the special subcommittee of the Audit Committee (the "Special Subcommittee"), as provided in the Corporation's Restated By-Laws and their respective charters (See Limitation of Liability and Indemnification Matters below).

The Compensation Committee has four independent directors, and each other Committee has three independent directors. '.

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities respecting the accounting, auditing and financial reporting and disclosure principles, policies, practices and controls of the Company, the integrity of the Company's consolidated financial statements, the audits of the financial statements of the Company and the Company's compliance with legal and regulatory requirements and disclosure. The specific functions and responsibilities of the Audit Committee are set forth in the written Amended and Restated Charter of the Audit Committee of the Board of Directors of SPAR Group, Inc., Dated (as of) May 18, 2004 (the "Audit Charter"), approved and recommended by the Audit Committee and Governance Committee and adopted by the Board on May 18, 2004. The Audit Committee also is given specific functions and responsibilities by and is subject to Nasdaq Rules, SEC Rules, the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), and other applicable law, which are reflected in the Audit Charter. You can obtain and review a current copy of the Audit Charter on the Company's web site (www.sparinc.com), which is posted and available to stockholders and the public under the Investor Relations tab and Corporate Governance sub- tab. The Audit Charter was amended and restated to reflect the evolution of the Audit Committee's expanding responsibilities, the adoption of Sarbanes-Oxley, and changes in Nasdaq Rules, SEC Rules, securities laws and other applicable law pertaining to all audit committees. The Audit Committee reviews and reassesses the Audit Charter annually and recommends any needed changes to the Board for approval. The Audit Committee's most recent review was in November of 2018, when it determined no changes were then needed in the Audit Charter.

The Audit Committee (among other things and as more fully provided in the Audit Charter):

(a)	Serves as an independent and objective party to monitor the Company's financial reporting process and internal accounting and disclosure control system and their adequacy and effectiveness;
(b)

Is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (hereinafter referred to as the "Company's Independent Accountants");

(c)	Resolves disagreements between the Company's senior management and the Company's Independent Accountants regarding financial reporting;
(d)	Communicates directly with the Company's Independent Accountants;
(e)	Reviews and appraises the audit efforts of the Company's Independent Accountants, including the plans for and scope of the audit, the audit procedures to be utilized and results of the audit;
(f)	Provides an open avenue of communication among the Company's Independent Accountants, the Company's financial and senior management and the Board;

(g)

Reviews and approves, in advance, all non-audit services to be performed by the Company's Independent Accountants, either individually or through policies and procedures for particular types of services to be performed within specified periods;

(h)	Reviews the performance, qualifications and independence of the Company's Independent Accountants;
(i)	Reviews the financial reports and other financial information provided by SGRP to any governmental body or the public;
(j)	Encourages continuous improvement of, and fosters adherence to, the Company's accounting controls, disclosure controls, risk management and similar policies, procedures and practices at all levels;
(k)	Reviews and approves the overall fairness of all material related-party transactions; and
(e)

May retain independent counsel, accountants or others to assist it in the conduct of an investigation or such other action as the Audit Committee may otherwise determine as necessary to carry out its duties under its Charter and applicable law, the fees and expenses of all of which will be paid by the Corporation.

The Audit Committee currently consists of Messrs. McCarthey (its Chairman), Baer and Drogue, each of whom has been determined by the Governance Committee and the Board to meet the independence requirements for Audit Committee members under Nasdaq Rules and SEC Rules. In connection with his re-nomination as a Director, the Governance Committee and the Board re-determined that Mr. McCarthey was qualified to be the "Audit Committee financial expert" as required by Nasdaq Rules, SEC Rules and other applicable law.

During the year ended December 31, 2018, the Audit Committee met four times in regular meetings in person and twelve times in special meetings by telephone. All incumbent members attended at least 75% of the meetings.

Compensation Committee

The Compensation Committee assists the Board in fulfilling its oversight responsibilities respecting the performance and compensation of the executives and the other compensation, equity incentive and related policies of the Company, through which the Company endeavors to attract, motivate and retain the executive talent needed to optimize stockholder value in a competitive environment while facilitating the business strategies and long-range plans of the Company. The specific functions and responsibilities of the Compensation Committee are set forth in the written Charter of the Compensation Committee of the Board of Directors of SPAR Group, Inc., Dated (as of) May 18, 2004 (the "Compensation Charter"), approved and recommended by the Compensation Committee and Governance Committee and adopted by the Board on May 18, 2004. The Compensation Committee also is given specific functions and responsibilities by and is subject to Nasdaq Rules, SEC Rules, Sarbanes-Oxley and other applicable law. You can obtain and review a current copy of the Compensation Charter on the Company's web site (www.sparinc.com), which is posted and available to stockholders and the public under the Investor Relations tab and Corporate Governance sub-tab. The Compensation Charter was adopted to reflect the evolution of the Compensation Committee's informal responsibilities, the adoption of Sarbanes- Oxley, and changes in Nasdaq Rules, SEC Rules, securities laws and other applicable law pertaining to compensation committees. The Compensation Committee reviews and reassesses the Compensation Charter annually and recommends any needed changes to the Board for approval. The Compensation Committee's most recent review was in November of 2018, when it determined no changes were then needed in the Compensation Charter.

The Compensation Committee (among other things and as more fully provided in the Compensation Charter):

(a)

Oversees the existing and proposed compensation plans, policies and practices of the Company, and reviews and recommends to the Board any necessary or desirable changes or additions to any such plan, policy or practice, all in order to (i) attract and retain quality directors, executives and employees, (ii) provide total compensation competitive with similar companies, (iii) reward and reinforce the attainment of the Company's performance objectives, and (iv) align the interests of SGRP's directors and the Company's executives and employees with those of SGRP's stockholders (the "Company's Compensation Objectives");

(b)	Reviews the Company's existing and proposed Compensation Objectives from time to time and recommends to the Board any necessary or desirable changes or additions to such objectives;
(c)	Reviews the performance of and establishes the compensation for the Company's senior executives;
(d)

Oversees the Company's stock option, stock purchase and other benefit plans and severance policies, and reviews and recommends to the Board any necessary or desirable changes or additions to any such plan, policy or practice; and

(e)

May retain independent counsel, accountants or others to assist it in the conduct of an investigation or such other action as the Compensation Committee may otherwise determine as necessary to carry out its duties under its Charter and applicable law, the fees and expenses of all of which will be paid by the Corporation.

The Compensation Committee currently consists of Messrs. Mayer (its Chairman), Drogue, McCarthey, and Baer all of whom are non-employees of the Company and have been determined by the Governance Committee and the Board to be independent directors in accordance with Nasdaq Rules and SEC Rules. However, Mr. Mayer (A) will be an independent director for all purposes other than any Related Party Matter, (B) will be a non-independent director respecting any Related Party Matter, and (C) may participate in discussions but will be excluded and shall recuse himself from any and all decisions of the Board and applicable Board Committees respecting any Related Party Matter. "Related Party Matter" shall mean any payment to or for, or any transaction or litigation with, Robert G. Brown, William H. Bartels, any of their respective family members, or any company or other business or entity directly or indirectly owned or controlled by any one or more of Mr. Brown, Mr. Bartels or their respective family members.

During the year ended December 31, 2018, the Compensation Committee met four times in regular meetings in person and two times in special meetings by telephone. All incumbent members attended at least 75% of the meetings.

Governance Committee

The Governance Committee assists the Board in fulfilling its oversight responsibilities respecting the nomination of directors and committee members for the Board and the corporate documents and governance policies and practices of the Corporation. The specific functions and responsibilities of the Governance Committee are set forth in the written Charter of the Governance Committee of the Board of Directors of SPAR Group, Inc., Dated (as of) May 18, 2004 (the "Governance Charter"), approved and recommended by the Governance Committee and adopted by the Board on May 18, 2004. The Governance Committee also is given specific functions and responsibilities by and is subject to the Nasdaq Rules, SEC Rules, Sarbanes-Oxley, and other applicable law, which are reflected in the Governance Charter. You can obtain and review a current copy of the Governance Charter on the Company's web site (www.sparinc.com), which is posted and available to stockholders and the public under the Investor Relations tab and Corporate Governance sub-tab. The Governance Charter was adopted to reflect the evolution of the Governance Committee's informal responsibilities, the adoption of Sarbanes-Oxley, and changes in Nasdaq Rules, SEC Rules, securities laws, and other applicable law pertaining to governance committees. The Governance Committee reviews and reassesses the Governance Charter, Nomination Policy and Ethics Code (as such terms are defined below), as well as the By-Laws of the Corporation and the other Committee Charters, annually and recommends any needed changes to the Board for approval. The Governance Committee's most recent review was in November of 2018, when it determined no changes were then needed in the Governance Charter, Nomination Policy, Ethics Code, and the By-Laws of the Corporation and the other Committee Charters.

The Governance Committee (among other things and as more fully provided in the Governance Charter):

(a)

Oversees the identification, vetting and nomination of candidates for directors and senior Executives of SGRP and the selection of committee members, reviews their qualifications (including outside director independence) and recommends any proposed nominees to the Board;

(b)	Oversees SGRP's organizational documents and policies and practices on corporate governance and recommends any proposed changes to the Board for approval;
(c)

Oversees the 'Ethics Code and other internal policies and guidelines and monitors the Corporation's enforcement of them and incorporation of them into the Corporation's culture and business practices; and

(e)

May retain independent counsel, accountants or others to assist it in the conduct of an investigation or such other action as the Governance Committee may otherwise determine as necessary to carry out its duties under its Charter and applicable law, the fees and expenses of all of which will be paid by the Corporation.

The Governance Committee currently consists of Messrs. Drogue (its Chairman), Baer and McCarthey, all of whom are non- employees of the Company and have been determined by the Governance Committee and the Board to be independent directors in accordance with Nasdaq Rules and SEC Rules.

During the year ended December 31, 2018, the Governance Committee met four times in regular meetings in person, and nine times in special meetings by telephone. All incumbent members attended at least 75% of the meetings.

Special Subcommittee

In addition, in order to (among other things) assist the Board and the Audit Committee in connection with an overall review of the Company's related party transactions and certain worker classification-related litigation matters, in April 2017 the Board formed a special subcommittee of the Audit Committee (the "Special Subcommittee") to (among other things) review the structure, documentation, fairness, conflicts, fidelity, appropriateness, and practices respecting each of the relationships and transactions discussed in the description of the Company's Transactions with Related Persons, Promoters and Certain Control Persons in this Information Statement and in Note 5 to the Company's Consolidated Financial Statements - Related Party Transactions in the Latest Quarterly Report (including those described in such description and in such Note under Domestic Related Party Services ). The Special Subcommittee has commenced that review with the assistance of special auditors and counsel currently being retained by such Subcommittee. See also Item 1A - Risk Factors – Dependence Upon and Cost of Services Provided by Affiliates and Use of Independent Contractors, Potential Conflicts in Services Provided by Affiliates, and Risks Related to the Company's Significant Stockholders: Potential Voting Control and Conflicts, and Part II, Item 1 - Legal Proceedings -- RELATED PARTIES AND RELATED PARTY LITIGATION, in the Latest Quarterly Report.

The Special Subcommittee currently consists of Messrs. Drogue (its Chairman), McCarthey, and Baer, each of whom has been determined by the Governance Committee and the Board to meet the independence requirements for Audit Committee members under Nasdaq Rules and SEC Rules.

During the year ended December 31, 2018, the Special Subcommittee met six times in special meetings by telephone. All incumbent members attended at least 75% of the meetings.

The Company is currently unable to predict the remaining duration and final results of this review by the Special Subcommittee.

Director Nominations: Experience, Integrity, Diversity and other Criteria

The Governance Committee oversees the identification, vetting and nomination of candidates for directors and the selection of committee members, the review of their qualifications (including outside director independence), and recommends any proposed nominees to the Board in accordance with the Governance Charter and with the SPAR Group, Inc. Statement of Policy Regarding Director Qualifications and Nominations dated as of May 18, 2004 (the "Nomination Policy"), as approved and recommended by the Governance Committee and adopted by the Board on May 18, 2004. You can obtain and review a current copy of this policy on the Company's web site (www.sparinc.com), which is posted and available to stockholders and the public under the Investor Relations tab and Corporate Governance sub-tab.

The Nomination Policy, applicable law and exchange rules require that a majority of the directors of the Board and all members of the Audit Committee (and its Special Subcommittee), Compensation Committee and Governance Committee satisfy the independence requirements applicable to Audit Committee members under the applicable Nasdaq Rules and SEC Rules. Each of the Audit Charter, Compensation Charter and Governance Charter also contain the same requirements that all of their respective members satisfy such independence requirements.

The Nomination Policy identifies numerous characteristics believed important by the Board for any nominee for director and provides that each nominee for director should possess as many of them as practicable. These desirable characteristics include (among other things) the highest professional and personal ethics and integrity, sufficient time and attention to devote to Board and Committee duties and responsibilities, strong relevant business and industry knowledge and contacts, and business and financial sophistication, common sense and wisdom, the contribution to the diversity of perspectives in the Board and its Committees, and the ability to make informed judgments on a wide range of issues, the ability and willingness to exercise and express independent judgments, and the apparent ability and willingness to meet or exceed the Board's performance expectations. The Nomination Policy specifically recognizes the desirability of ethnic, racial, gender and geographic diversity for the Board but does not specify any metrics for evaluating potential candidates in that regard. However, the Governance Committee takes all relevant factors (including such diversity) into account when identifying and evaluating candidates for Board membership.

Performance expectations for each director have also been established by the Board in the Nomination Policy, including (among other things) the director's regular preparation for, attendance at and participation in all meetings (including appropriate questioning), support and advice to management in his areas of expertise, maintenance of focus on the Board's agenda, understanding the business, finances, plans and strategies of Company, professional and collegial interaction, acting in the best interests of the Company and the stockholders, and compliance with the Company's Ethics Code.

Candidates for vacant positions on the Board may be suggested to the Governance Committee from time to time by its members or by officers or other directors of the Corporation. The Governance Committee generally will consider recommending the re-nomination of incumbent directors in accordance with the Nomination Policy, provided that they continue to satisfy the applicable personal characteristic criteria and performance expectations. The Nomination Policy reflects the Board's belief that qualified incumbent directors are generally uniquely positioned to provide stockholders the benefit of continuity of leadership and seasoned judgment gained through experience as a director of SGRP, and that the value of these benefits may outweigh many other factors. However, the Governance Committee is not required to recommend to the Board the nomination of any eligible incumbent director for re-election. (See Stockholder Communications - Submission of Stockholder Proposals and Director Nominations, below).

In considering the potential director nominee slate (including incumbent directors) to recommend to the Board, the Nomination Policy directs the Governance Committee to take into account: (i) the benefits of incumbency, as noted above; (ii) any perceived needs of Board, any Committee or the Company at the time for business contacts, skills or experience or other particular desirable personal characteristics; (iii) the collegiality of Board members; (iv) the need for independent directors or financial experts under that Policy or applicable law for the Board or its Committees; (v) any other requirements of applicable law or exchange rules; and (vi) the desirability of ethnic, racial, gender and geographic diversity. The Governance Committee will consider proposed nominees from any source, including those properly submitted by stockholders (See Stockholder Communications - Submission of Stockholder Proposals and Director Nominations, below).

Each potential nominee for director is required to complete and submit an officers' and directors' questionnaire as part of the process for making director nominations and preparation of SGRP's annual reports and proxy statements. With new nominees, the process also includes interviews and background checks.

The current seven directors were reviewed, approved and recommended by the Governance Committee and nominated by the Board, although 2019 was the first year that Mr. Mayer and Mr. Peter Brown were nominees at an annual stockholder's meeting. Mr. Panagiotis ("Panos") Lazaretos was unilaterally appointed by the Majority Stockholders and was not reviewed, approved or recommended by the Governance Committee and was not nominated by the Board. Based on their respective officers' and directors' questionnaires and other information, as required by the Nominations Policy and the committee charters, the Governance Committee and Board each determined that, under Nasdaq Rules and SEC Rules:(i): Mr. Arthur B. Drogue, Mr. R. Eric McCarthey and Mr. Arthur H. Baer are independent directors; , (ii) Mr. R. Eric McCarthey is an "audit committee financial expert" under SEC Rules, as required by such rules and the Audit Charter; (iii) Mr. Mayer (A) will be an independent director for all purposes other than any Related Party Matter, (B) will be a non-independent director respecting any Related Party Matter, and (C) may participate in discussions but will be excluded and shall recuse himself from any and all decisions of the Board and applicable Board Committees respecting any Related Party Matter; and (iv) each of Mr. Christiaan M. Olivier, Mr. William H. Bartels and Mr. Peter W Brown are and Mr. Lazaretos will be (when seated) a non-independent director. "Related Party Matter" shall mean any payment to or for, or any transaction or litigation with, Robert G. Brown, William H. Bartels, any of their respective family members, or any company or other business or entity directly or indirectly owned or controlled by any one or more of Mr. Brown, Mr. Bartels or their respective family members.

2019 Restated By-Laws

On January 18, 2019, the Corporation settled the By-Laws Action (the "Settlement") between SGRP, Robert G. Brown, a substantial stockholder of SGRP and former Executive Chairman and director of the Corporation, and William H. Bartels, a substantial stockholder of the Corporation and current Vice Chairman and director and officer of the Corporation (together with Robert G. Brown, the "Majority Stockholders"). See Part II, Item 1, -- Legal Proceedings -- -- RELATED PARTIES AND RELATED PARTY LITIGATION -- Delaware Litigation Settlement in the Latest Quarterly Report.

In the By-Laws Action, the Corporation had sought to invalidate the proposed amendments to SGRP's By-Laws put forth in a written consent by the Majority Stockholders (the "Proposed Amendments") because the Board's Governance Committee believed that the Proposed Amendments would have negatively impacted all stockholders (particularly minority stockholders) by (among other things) weakening the independence of the Board through new supermajority requirements, eliminating the Board's independent majority requirement, and subjecting various functions of the Board respecting vacancies on the Board to the prior approval of the holders of a majority of the Common Stock (i.e., the Majority Stockholders), and thus also potentially reducing the representation of SGRP's minority stockholders. Please see Part II, Item 1, – Legal Proceedings -- RELATED PARTIES AND RELATED PARTY LITIGATION -- Delaware Litigation Settlement in the Latest Quarterly Report.

As part of the Settlement, on January 18, 2019, the Governance Committee and Board accepted certain of the Proposed Amendments of the Majority Stockholders with negotiated changes and clarifications, and adopted the Amended and Restated By-Laws of SPAR Group, Inc. (the "Restated By-Laws"). A current copy of the Restated By-Laws is posted and available to stockholders and the public on the Corporation's web site (www.sparinc.com).

In Restated By-Laws the negotiated changes to the Proposed Amendments preserved the current roles of the Governance Committee and Board in the location, evaluation, and selection of candidates for director and in the nominations of those candidates for the annual stockholders meeting and appointment of those candidates to fill Board vacancies (other than those under a written consent by the Majority Stockholders making a removal and appointment, which is unchanged).

The Restated By-Laws now also include the following:

●

Any vacancy that results from the death, retirement or resignation of a director that remains unfilled by the directors for more than 90 days may be filled by the stockholders (but see 2019 Special Stockholders' Meeting to Remove Independent Directors Drogue and McCarthey and Change SGRP's By-Laws, above).

●	Certain stockholder proposals may now be made up to the 90th day prior to the first anniversary of the preceding year's Annual Meeting.

●

The Board size has been fixed at seven and can only be changed by the stockholders (as provided in such proposed amendments) (but see 2019 Special Stockholders' Meeting to Remove Independent Directors Drogue and McCarthey and Change SGRP's By-Laws, above).

●	The section requiring majority Board independence has been removed (as provided in such proposed amendments).

●

The By-Laws now require that each candidate for director sign a written irrevocable letter of resignation and retirement effective upon such person failing to be re-elected by the required majority stockholder vote.

●

A "super majority" vote of at least 75% of all directors is now required for (and on a Board consisting of seven directors, any two directors can block) any of the following (as provided in such proposed amendments):

●	Issuance of more than 500,000 shares of stock (other than under the Corporation's stock compensation plans);

●	Issuance of any preferred stock;

●	Declaration of any non-cash dividend on the shares of capital stock of the Corporation;

●	By-Laws modification;

●	Formation or expansion of the authority of any Committee or subcommittee; or

●	Appointment or removal of any Committee director.

Limitation of Liability and Indemnification Matters

The Corporation's Certificate of Incorporation, as amended, eliminates the liability of all directors to the Corporation and its stockholders for monetary damages for breaches of their fiduciary duties as directors to the maximum extent such liability can be eliminated or limited under the Delaware General Corporation Law, as amended (the "DGCL"), which applies to the Corporation as a Delaware corporation. The DGCL permits a certificate of incorporation to include a provision eliminating such personal liability of its directors, and such elimination is effective under the DGCL, except that such liability currently may not be eliminated or limited under the DGCL (i) for any breach of their duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The Restated By-Laws (unchanged in this regard by the latest restatement) provide that the Corporation must indemnify each of its current and former directors, executive officers and other designated persons (including those serving its affiliates in such capacities at the Corporation's request), and may in the Board's discretion indemnify the other current and former officers, employees and other agents of the Company, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding against them in such capacity to the fullest extent permitted by DGCL. The Restated By-Laws also provide that the Corporation must advance the expenses (including attorneys' fees) actually and reasonably incurred by any such person in defending any such action, suit or proceeding, subject to such person's agreement to the extent required by the DGCL under the circumstances to reimburse the Corporation if such person is not entitled to indemnification. The Restated By-Laws and these mandatory indemnification provisions were approved and recommended by the Governance Committee and adopted by the Board of Directors of the Corporation in order to conform to the current practices of most public companies and to attract and maintain quality candidates for its directors and management, and are included in the Restated By-Law (see above). A current copy of the Restated By-Laws is posted and available to stockholders and the public on the Corporation's web site (www.sparinc.com).

Section 145 of the DGCL provides that the Corporation (as a Delaware corporation) has the power to indemnify under various circumstances anyone who is or was serving as a director, officer, employee or agent of the Corporation or (at its request) another corporation, partnership, joint venture, trust or other enterprise, which includes indemnification against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), but only if (i) such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, (ii) in the case of any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful, and (iii) in the case of any suit by or in the right of the Corporation in which the person is adjudged to be liable to the Corporation, the applicable court determines such person is nevertheless fairly and reasonably entitled to such indemnification under the circumstances. Section 145 of the DGCL also permits the Corporation to pay or advance the expenses (including attorneys' fees) actually and reasonably incurred by any such person in defending any such action, suit or proceeding, and requires that the Corporation indemnify such person for such unpaid expenses upon a successful defense of such action, suit or proceeding.

The Company maintains director and officer liability insurance that (subject to deductibles, maximums and exceptions) covers most liabilities arising out of the acts or omissions of any officer, director, employee or other covered person, both for the benefit of the Company and the direct benefit of its directors and officers, regardless of whether the Restated By-Laws or DGCL Section 145 would permit indemnification of the matters covered by such insurance. The Restated By-Laws (and DGCL Section 145 expressly permit the Corporation to secure such insurance and expressly provide that their respective indemnification provisions are not exclusive of any other rights to which the indemnified party may be entitled, including such insurance.

At present, except for his demand for advancement of legal fees related to the Delaware action by Mr. Robert G. Brown (which has been denied), there is no pending action, suit or proceeding involving any director, officer, employee or agent of the Company in such capacity in which indemnification will be required or permitted. See Advancement Claims in Part II, Item 1 -- Legal Proceedings -- RELATED PARTIES AND RELATED PARTY LITIGATION, in the Latest Quarterly Report.

The Company is not aware of any pending or threatened action, suit or proceeding that may result in a claim for such indemnification. However, please see the 2018 Annual Report, Item IA Risk Factors -- Potential Conflicts with Affiliates and Risks Related to the Company's Significant Stockholders and Potential Voting Control and Conflicts, and the Latest Quarterly Report, Part II Item 1, -- Legal Proceedings -- RELATED PARTIES AND RELATED PARTY LITIGATION.

Ethics Codes

SGRP has adopted codes of ethical conduct applicable to all of its directors, officers and employees, as approved and recommended by the Governance Committee and Audit Committee and adopted by the Board, in accordance with Nasdaq Rules and SEC Rules. These codes of conduct (collectively, the "Ethics Code") consist of: (1) the SPAR Group Code of Ethical Conduct for its Directors, Executives, Officers, Employees, Consultants and other Representatives Amended and Restated (as of) March 15, 2018 (the "Restated Ethical Code"); and (2) Statement of Policy Regarding Personal Securities Transactions in SGRP Stock and Non-Public Information, as amended and restated on May 1, 2004, and as further amended through March 10, 2011. Both Committees were involved because general authority over the Ethics Codes shifted from the Audit Committee to the Governance Committee with the adoption of the committee charters on May 18, 2004. However, the Audit Committee retained the express duty to review and approve the overall fairness of all material related-party transactions. You can obtain and review current copies of such code and policy on the Company's web site (www.sparinc.com), which are posted and available to stockholders and the public under the Investor Relations tab and Corporate Governance sub-tab.

EXECUTIVE COMPENSATION, DIRECTORS AND OTHER INFORMATION

Stock Based Compensation Plans

The Company believes that it is desirable to align the interests of its directors, executives, employees and consultants with those of its stockholders through their ownership of shares of Common Stock issued by SGRP ("SGRP Shares"). Although the Company does not require its directors, executives, employees or consultants to own SGRP Shares, the Company believes that it can help achieve this objective (i) by providing long term equity incentives through the issuance to its eligible directors, executives, employees or consultants of options to purchase SGRP Shares and other stock-based awards, which it believes it has done pursuant to the 2008 Plan and 2018 Plan (as defined below), and (ii) by facilitating the purchase of SGRP Shares at a modest discount by all of its eligible executives, employees and consultants who elect to participate in its Employee or Consultant Stock Purchase Plans (as defined below). In particular, the Company believes that granting stock-based awards (including restricted stock and options to purchase SGRP Shares) to such directors, executives, employees and consultants encourages growth in their ownership of SGRP Shares, which in turn leads to the expansion of their stake in the long-term performance and success of the Company.

SGRP has granted stock option and restricted stock awards to the Company's eligible directors, officers and employees and consultants providing services to the Company to purchase SGRP Shares pursuant to SGRP's 2018 Stock Compensation Plan (the "2018 Plan") and SGRP's 2008 Stock Compensation Plan (as amended, the "2008 Plan"). SGRP's stockholders approved and adopted the 2018 Plan in May 2018 and the 2008 Plan in May 2008, as the successor to various predecessor stock option plans (including the 2008 Plan, each a "Prior Plan") with respect to all new Awards granted, and an amendment to the 2008 Plan in May 2009, permitting the discretionary repricing of existing awards. SGRP also has granted stock options that continue to be outstanding under the Prior Plans. Each the 2018 Plan and each Prior Plan will continue to be active for the purposes of any remaining outstanding options and other Awards granted under it for so long as such options are outstanding.

As of October 30, 2019, there were Awards respecting 600,000 shares of SGRP's Common Stock that had been granted under the Original 2018 Plan (585,000 of which remained outstanding), and Awards respecting 3,044,927 shares of SGRP's Common Stock outstanding under the 2008 Plan. There are zero shares available under the 2018 Plan for grant.

Stock options granted under the 2008 Plan or the 2018 Plan had a maximum term of ten years, except in the case of incentive stock options granted to employee's who are greater than 10% stockholders (whose terms are limited to a maximum of five years), and SGRP has generally issued options having those maximum terms.

The stock option Awards granted under the 2008 Plan were typically "nonqualified" (as a tax matter), had a ten (10) year maximum life (term) and vest during the first four years following issuance at the rate of 25% on each anniversary date of their issuance so long as the holder continues to be employed by the Company, and will likely be the same under the 2018 Plan (if approved), but "nonqualified" Awards have must generally have at least a three vesting period (other than for independent directors). Stock-based compensation cost is measured on the grant date, based on the fair value of the stock options Award calculated at that date, and is recognized as compensation expense on a straight-line basis over the requisite service period, which generally is the options' vesting period. Fair value is calculated using the Black-Scholes option pricing model.

The Restricted Stock Awards granted under the 2008 Plan vest during the first four years following issuance at the rate of 25% on each anniversary date of their issuance so long as the holder continues to be employed by the Company, and will likely be the same under the 2018 Plan (if approved), but "nonqualified" Awards have must generally have at least a three vesting period (other than for independent directors). Restricted Stock is measured at fair value on the date of the grant, based on the number of shares granted and the quoted price of the Company's common stock. The shares of stock are issued and value is recognized as compensation ratably over the requisite period which generally is the Award's vesting period.

2008 Plan Summary

Following are the specific valuation assumptions used for options granted in 2018 for the 2008 Plan:

Expected volatility	43%
Expected dividend yields	0%
Expected term	5 years
Risk free interest rate	2.5%
Expected forfeiture rate	5%

2008 Plan Stock option Award activity for the years ended December 31, 2018 and 2017 is summarized below:

Option Awards	Covered Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (thousands)
Outstanding at January 1, 2017	3,111,052	$0.98	4.74	$678
Granted	943,000	1,05	–	–
Exercised/cancelled	110,187	0.87	–	–
Forfeited or expired	599,688	–	–	–
Outstanding at December 31, 2017	3,344,177	$0.96	5.17	$1,221
Granted	45,000	1.67	–	–
Exercised	306,750	0.40	–	–
Forfeited or expired	37,500	–	–	–
Outstanding at December 31, 2018	3,044,927	$1.01	4.55	$103
Exercisable at December 31, 2018	2,239,677	$1.00	3.15	$103

The weighted-average grant-date fair value of stock option Awards granted during the year ended December 31, 2018 was $0.76. The total intrinsic value of stock option Awards exercised during the year ended December 31, 2018 and 2017 was $274,000 and $16,000, respectively.

The Company recognized $155,000 and $187,000 in stock-based compensation expense relating to stock option Awards during the years ended December 31, 2018 and 2017, respectively. The recognized tax benefit on stock based compensation expense related to stock options during the years ended December 31, 2018 and 2017, was approximately $38,000 and $71,000, respectively.

As of December 31, 2018, total unrecognized stock-based compensation expense related to stock options was $309,000. This expense is expected to be recognized over a weighted average period of approximately 2.0 years, and will be adjusted for changes in estimated forfeitures.

2018 Plan Summary

Following are the specific valuation assumptions used for options granted in 2018 for the 2018 Plan:

Expected volatility	43%
Expected dividend yields	0%
Expected term	5 years
Risk free interest rate	2.8%
Expected forfeiture rate	5%

2018 Plan Stock option Award activity for the year ended December 31, 2018 is summarized below:

Option Awards	Covered Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (thousands)
Granted	245,000	1.23	–	–
Exercised	-	-	–	–
Cancelled	-	-	–	–
Forfeited or expired	10,000	–	–	–
Outstanding at December 31, 2018	235,000	$1.23	9.35	$-
Exercisable at December 31, 2018	-	$-	-	$-

The weighted-average grant-date fair value of stock option Awards granted during the year ended December 31, 2018 was $0.57. The total intrinsic value of stock option Awards exercised during the year ended December 31, 2018 was $0.

The Company recognized $31,000 and $0 in stock-based compensation expense relating to stock option Awards during the years ended December 31, 2018 and 2017, respectively. The recognized tax benefit on stock based compensation expense related to stock options during the years ended December 31, 2018 and 2017, was approximately $8,000 and $0, respectively.

As of December 31, 2018, total unrecognized stock-based compensation expense related to stock options was $98,000. This expense is expected to be recognized over a weighted average period of approximately 3.0 years, and will be adjusted for changes in estimated forfeitures.

Restricted Stock- 2008 Plan

The restricted stock Awards previously issued under the 2008 Plan vested during the first four years following issuance at the rate of 25% on each anniversary date of their issuance so long as the holder continues to be employed by the Company. Restricted stock granted under the 2008 Plan is measured at fair value on the date of the grant, based on the number of shares granted and the quoted price of the Company's common stock. The shares of stock are issued and value is recognized as compensation expense ratably over the requisite service period which generally is the Award's vesting period. In 2018, the Company did not issue restricted stock Awards to its employees or Directors.

The following table summarizes the activity for restricted stock Awards during the years ended December 31, 2018 and 2017:

	Shares	Weighted- Average Grant Date Fair Value per Share
Unvested at January 1, 2017	132,000	$1.32
Granted	–	–
Vested	(22,800)	1.53
Forfeited	(40,800)	1.08
Unvested at December 31, 2017	68,400	1.38
Granted	–	–
Vested	(18,900)	1.48
Forfeited	(48,500)	1.35
Unvested at December 31, 2018	1,000	$1.36

During the years ended December 31, 2018 and 2017, the Company recognized approximately $15,000 and $38,000, respectively, of stock-based compensation expense related to restricted stock. The recognized tax benefit on stock based compensation expense related to restricted stock during the years ended December 31, 2018 and 2017 was approximately $4,000 and $14,000, respectively. During the years ended December 31, 2018 and 2017, the total fair value of restricted stock vested was $23,000 and $24,000, respectively.

As of December 31, 2018, total unrecognized stock-based compensation expense related to unvested restricted stock Awards was $1,000, which is expected to be expensed over a weighted-average period of 1 year.

Restricted Stock - 2018 Plan

The restricted stock Awards previously issued under the 2018 Plan (like those under the 2008 Plan) vested during the first four years following issuance at the rate of 25% on each anniversary date of their issuance so long as the holder continues to be employed by the Company. Restricted stock granted under the 2018 Plan (like those under the 2008 Plan) is measured at fair value on the date of the grant, based on the number of shares granted and the quoted price of the Company's common stock. The shares of stock are issued and value is recognized as compensation expense ratably over the requisite service period which generally is the Award's vesting period. In 2018, the Company issued 20,000 restricted stock Awards to its Directors.

The following table summarizes the activity for restricted stock Awards during the year ended December 31, 2018:

	Shares	Weighted- Average Grant Date Fair Value per Share
Granted	20,000	1.23
Vested	(10,000)	1.23
Forfeited	-	-
Unvested at December 31, 2018	10,000	$1.23

During the years ended December 31, 2018 and 2017, the Company recognized approximately $20,000 and $0, respectively, of stock-based compensation expense related to restricted stock. The recognized tax benefit on stock based compensation expense related to restricted stock during the years ended December 31, 2018 and 2017 was approximately $5,000 and $0, respectively.

During the years ended December 31, 2018 and 2017, the total fair value of restricted stock vested was $12,000 and $0, respectively.

As of December 31, 2018, total unrecognized stock-based compensation expense related to unvested restricted stock Awards was $4,000, which is expected to be expensed over a weighted-average period of 1 year.

Stock Purchase Plans

In 2001, SGRP adopted its 2001 Employee Stock Purchase Plan (the "ESP Plan"), which replaced its earlier existing plan, and its 2001 Consultant Stock Purchase Plan (the "CSP Plan"). These plans were each effective as of June 1, 2001. The ESP Plan allows employees of the Company, and the CSP Plan allows employees of the affiliates of the Company to purchase SGRP's Common Stock from SGRP without having to pay any brokerage commissions. On August 8, 2002, SGRP's Board approved a 15% discount for employee purchases of Common Stock under the ESP Plan and recommended that its affiliates pay 15% of the value of the stock purchased as a cash bonus for affiliate consultant purchases of Common Stock under the CSP Plan.

Potential Severance Payments upon a Change-In-Control and Termination

In order to retain and motivate certain highly qualified executives in the event of a "Change-in-Control", the Corporation entered into a separate Amended and Restated Change in Control Severance Agreement (each a "CICSA") in substantially the same form (each a "CICSA") in 2018 an Amended and Restated Change in Control Severance Agreement dated as of September 5, 2017, with each of Christiaan M. Olivier, SGRP's Chief Executive Officer, President and a Director, James R. Segreto, SGRP's Chief Financial Officer, Secretary and Treasurer, Kori G. Belzer, SGRP's Chief Operating Officer, Gerard Marrone, SGRP's Chief Revenue Officer, Steven J. Adolph, President International, and Lawrence David Swift, SGRP's General Counsel, all of which are still in effect, and which each were amended as of November 8, 2018. William H. Bartels, SGRP's Vice Chairman and a Director, also has an Amended and Restated Change in Control Severance Agreement dated as of December 22, 2008, which also is still in effect. The Corporation also has a separate Executive Officer Severance Agreement (each an "EOSA") with Mr. Olivier dated as of September 5, 2017, and with Mr. Adolph dated as of June 17, 2016.

Each CICSA provides that the applicable executive will receive a lump sum severance payment if both (1) a "Change in Control" occurs (which includes certain changes in ownership as well as the hiring of a new Chairman or Chief Executive Officer who was not an executive on the date of the CICSA), and (2) within the "Protected Period" the executive either resigns for "Good Reason" (such as an adverse change in duties or compensation) or is terminated other than in a "Termination For Cause" (as such terms are defined in the applicable CICSA). The Protected Period is equal to the greater of 36 months from the date of the CICSA or 24 months from the then most recent Change in Control (which could begin after the end of such 36 month period). The CICSA severance payment is equal to the sum of (i) the employee's monthly salary times the number of remaining months in the Protected Period following such resignation or termination, plus (ii) the maximum bonus if any that would have been paid to such employee for any bonus plan then in effect (not to exceed 25% of the employee's annual salary).

No EOSA requires a "Change in Control" but does require a resignation for "Good Reason" (such as an adverse change in duties or compensation) or termination other than in a "Termination For Cause" within the applicable "Protected Period for severance to be applicable, as such terms are defined in the applicable EOSA. Severance payments under an EOSA are generally equal to 6 months of his salary (but without duplication of any payment due under the applicable CICSA).

Certain Tax Issues - Internal Revenue Code Section 162(m)

Under Section 162(m) of the Internal Revenue Code (the "Code"), the amount of compensation paid to certain executives that is deductible with respect to the Company's corporate taxes is limited to $1,000,000 annually. It is the current policy of the Compensation Committee to consider the Company's ability to obtain a corporate tax deduction for compensation paid to executive officers of the Company when making compensation decisions, but the Compensation Committee may approve payment of compensation that is nondeductible if it believes it to be in the best interests of SGRP and its stockholders.

EXECUTIVE COMPENSATION, EQUITY AWARDS AND OPTIONS

Executive and Officer Compensation

The following table sets forth all compensation for services rendered to the Company in all capacities for the years ended December 31, 2018 and 2017, except for amounts paid to or by SAS, SBS and SIT (See - Transactions with Related Persons, Promoters and Certain Control Persons, above), by (i) the Corporation's current Chief Executive Officer, and former Chief Executive Officer, and (ii) each of the other persons named below, which include the two most highly compensated Executives or other Officers of the Company (each a "Named Executive or Officer", and collectively, the "Named Executives and Officers"). "Named Executive Officers" shall mean Christiaan M. Olivier, the Corporation's Chief Executive Officer, James R. Segreto, the Corporation's Chief Financial Officer, Kori G. Belzer, the Corporation's Chief Operating Officer, Gerard Marrone, the Corporation's Chief Revenue Officer, and Steven J. Adolph, the Corporation's President International and the term does not include any of the other persons listed below in the Summary Compensation Table. The Company does not have any Non-Equity Incentive Compensation Plans other than as part of its individual Incentive Bonus Plans, any pension plans or any non-qualified deferred compensation plans, and accordingly those columns have been omitted.

Summary Compensation Table

Name and Principal Positions	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)(1)	All Other Compensation ($) (2)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)
Christiaan M. Olivier (4)	2018	300,000		12,261	63,566	4,800		380,627
Chief Executive Officer, President and Director	2017	87,500	–	–	–	6,516		94,016
R. Scott Popaditch (5) Chief Executive Officer, President and Director	2017	216,667	–	–	–	28,943		245,610
Robert G. Brown	2018	100,000				13,867	(3)	113,867
Retired May 2018 as Chairman (Non-Executive) and Director	2017	100,000	–	–	–	65,990	(3)	165,990
William H. Bartels	2018	150,000				4,800		154,800
Vice Chairman and Director	2017	150,000	–	–	–	17,115		167,117
James R. Segreto	2018	200,000	22,000	3,163	4,755	4,800		234,817
Chief Financial Officer, Treasurer and Secretary	2017	196,250	25,000	1,458	–	18,982		241,690
Kori G. Belzer	2018	215,000	30,100	3,163	4,672	4,800		257,735
Chief Operating Officer	2017	215,000	25,000	1,458	–	6,380		247,838
Steven J. Adolph	2018	200,000			4,755	–		204,755
President International	2017	200,000	20,000	–	–	2,520		222,520
Gerard Marrone	2018	200,000	–		14,424			214,424
Chief Revenue Officer	2017	145,833	–	–	–	22,917		168,750
(1)

These are not amounts actually paid to or received by the Named Executive or Officer. These are "compensation expenses" for restricted stock or stock option awards recognized by the Corporation under generally accepted accounting principles computed in accordance with ASC-718- 10.

(2)

"Other Compensation" represents amounts paid for car allowances, 401(k) matching contributions, and medical, life and long term disability insurance premiums. Additional elements of "Other Compensation", if any, are noted separately below.

(3)

Effective January 1, 2014, the Compensation Committee approved retirement payments to Mr. Brown of $100,000 per year through 2018 plus the annual cash compensation paid as a non-employee director in "All Other Compensation".

(4)	Christiaan M. Olivier was hired August 23, 2017.
(5)	R. Scott Popaditch resigned from the Corporation on May 15, 2017.

All Other Compensation

The Corporation also provides a 401(k) plan, healthcare plan and certain other benefits to all of the Company's employees (including its executives). The Company does not provide any perquisites or other benefits to its Named Executives and Officers other than as described above. The only retirement plan the Company maintains in the United States is its 401(k) Profit Sharing Plan, which is available to all of its eligible employees (See Pension Benefits, below).

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth unexercised options, unvested stock options, restricted stock awards and certain related information for each Named Officer outstanding as of October 30, 2019.

	Stock Option Awards						Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable at 9/30/19 (#)	Number of Securities Underlying Unexercised Options Not Exercisable at 9/30/19 (#)		Option Exercise Price ($)	Option Expiration Date	Number of shares of stock that have not vested at 9/30/19 (#)	Market value of shares of stock that have not vested at 9/30/19 ($)
Christiaan Olivier	09/05/17	250,000	250,000	(2)	$1.08	09/05/27	–	–
	05/03/18	12,500	37,500	(3)	$1.23	05/03/28
	04/05/19	–	75,000	(4)	$0.64	04/05/29
James Segreto	08/05/10	30,000	–		$1.00	08/05/20
	08/04/11	30,000	–		$1.23	08/04/21
	08/01/12	30,000	–		$1.09	08/01/22
	08/06/13	35,000	–		$2.14	08/06/23
	08/07/14	–	–
	08/13/15	–	–
	08/11/16	18,750	6,250	(1)	$0.92	08/11/26
	08/09/17	12,500	12,500	(2)	$1.05	08/09/27
	05/03/18	5,000	15,000	(3)	$1.23	05/03/28
	04/05/19	–	20,000	(4)	$0.64	04/05/29
Kori Belzer	08/05/10	35,000	–		$1.00	08/05/20
	08/04/11	35,000	–		$1.23	08/04/21
	08/01/12	35,000	–		$1.09	08/01/22
	08/06/13	35,000	–		$2.14	08/06/23
	08/07/14	–	–
	08/13/15	–	–
	08/11/16	18,750	6,250	(1)	$0.92	08/11/26
	05/07/17	12,500	12,500	(2)	$0.90	05/17/27
	05/03/18	5,000	15,000	(3)	$1.23	05/03/28
	04/05/19	–	25,000	(4)	$0.64	04/05/29
Gerard Marrone	01/09/17	–	50,000	(2)	$1.00	01/09/27
	05/03/18	5,000	15,000	(3)	$1.23	05/03/28
	04/05/19	–	20,000	(4)	$0.64	04/05/29
Steven Adolph	06/20/16	75,000	25,000	(1)	$0.99	06/20/26
	08/09/17	12,500	12,500	(2)	$1.05	08/09/27
	05/03/18	5,000	15,000	(3)	$1.23	05/03/28
	04/05/19	–	20,000	(4)	$0.64	04/05/29
(1)	Amounts, as otherwise noted, vest in 2020.
(2)	Amounts vest one half in 2020 and 2021.
(3)	Amounts vest one third in each 2020, 2021, and 2022.
(4)	Amounts vest one fourth in each 2020, 2021, 2022, and 2023.

Pension Benefits

The Company does not currently have a pension or retirement plan available to its executives or other employees other than its 401(k) Profit Sharing Plan, which is a tax-qualified defined contribution plan. The plan has both pre-tax and Roth features, has numerous investment options, generally permits eligible executives and other employees to participate after their first 30 days of employment, is subject to the contribution limits imposed by applicable law, and generally permits withdrawals from time to time in accordance with the plan and applicable law. Although it is not required to match any contribution, the Company has from time to time made a voluntary fractional match of all contributions. In 2018, the Company did not contribute any funds to the plan. In 2017, the Company contributed a total of $50,000 to that plan, which was shared by its 197 participants in proportion to their respective contributions. The Company believes that such plan is an important part of its compensation structure, although the Company currently has no unfunded liabilities or other material obligations under such plan.

Non-Qualified Deferred Compensation

The Company does not currently have any non-qualified deferred compensation plans available to its executives or other employees, and accordingly this table has been omitted.

Compensation of Directors

The following table sets forth all compensation costs of the Corporation for services rendered to it by its directors (other than any Named Officer), and certain other amounts that may have been received by or allocated to them, for the year ended December 31, 2018. The Corporation has not given restricted stock awards to its directors and does not have pension plans or non-qualified deferred compensation plans for its directors, so those columns have been omitted.

Name	Year	Fees Earned or Paid in Cash ($)	Restricted Stock Awards (expense) ($)(1)	All Other Compensation ($)	Total ($)
Jack W. Partridge(2)	2018	63,710	910	–	64,620
Lorrence T. Kellar(3)	2018	61,155	910	–	62,065
Arthur B. Drogue	2018	85,248	910	–	86,158
R. Eric McCarthey	2018	65,875	1,000	–	66,875
Peter W. Brown	2018	36,263	–	–	36,263
Jeffery A. Mayer	2018	6,346	–	–	6,346
(1)

These are not amounts actually paid to or received by the named director. These are "compensation expenses" for restricted stock or stock option awards recognized by the Corporation under generally accepted accounting principles computed in accordance with ASC- 718-10.

(2)	Mr. Partridge's tenure as a director of SGRP ended in May 2018.
(3)	Mr. Kellar's tenure as a director of SGRP ended in January 2019

Discussion of Directors' Compensation

The Compensation Committee administers the compensation of directors pursuant to SGRP's Director Compensation Plan for its outside Directors, as approved and amended by the Committee from time to time (the "Directors Compensation Plan"), as well as the compensation for SGRP's executives. The Directors Compensation Plan was modified in the March 16, 2017, quarterly meeting of the Compensation Committee, effective April 1, 2017.

Under the Directors Compensation Plan in effect through March 31, 2017 (including 2016): each member of SGRP's Board who is not otherwise an employee, Executive or Officer of SGRP or any subsidiary or affiliate of SGRP (each an "Independent Director"), or who (although not an Independent Director) is not otherwise an employee or Executive of SGRP or any subsidiary of SGRP (each a "Non-Employee Director"), was entitled to receive director's fees of $50,000 per annum; and each applicable Independent Director was entitled to receive for chairing the applicable committee an additional $7,500 per annum fee in the case of the Audit Committee Chairman, an additional $5,000 per annum fee in the case of the Compensation Committee Chairman, and an additional $5,000 per annum fee in the case of the Governance Committee Chairman; in each case payable quarterly in cash.

Under the Directors Compensation Plan taking effect for all periods on and after April 1, 2017: each Independent Director and Non- Employee Director is entitled to receive director's fees of $55,000 per annum; each applicable Independent Director is entitled to receive for chairing the applicable committee an additional $10,000 per annum fee in the case of the Audit Committee Chairman and an additional $7,500 per annum fee in the case of the Compensation Committee Chairman and Governance Committee Chairman; and the Independent Director serving as Lead Director is entitled to receive an additional $10,000 per annum; in each case payable quarterly in cash. The Compensation Committee in May 2018 approved total compensation of $90,000 per year for the Corporation's Chairman following the retirement of Robert G. Brown as Chairman.

In addition to their cash compensation, in the past each Independent Director received options to purchase 10,000 SGRP Shares upon acceptance of the directorship, options to purchase 10,000 additional SGRP Shares after one year of service, and options to purchase 10,000 additional SGRP Shares for each additional year of service thereafter (typically granted by the Corporation at the regularly scheduled board meeting which coincided with the Annual Meeting). All such options have an exercise price equal to 100% of the fair market value of a SGRP Share at the date of grant and vest 100% on the first anniversary of the Award's grant date. When restricted stock awards are used, each Independent Director would receive 4,000 restricted SGRP Shares upon acceptance of the directorship, 4,000 additional SGRP Shares after one year of service, and 4,000 additional restricted SGRP Shares for each additional year of service thereafter (typically granted by the Corporation at the regularly scheduled board meeting which coincided with the Annual Meeting). All restricted SGRP Shares vest 25% on the first anniversary of the Award's grant date for a period of four years.

All of those options to Independent Directors have been granted under the 2018 Plan and Prior Plans, under which each member of the Board is eligible to participate. Independent Directors will be reimbursed for all reasonable expenses incurred during the course of their duties. There is no additional compensation for committee participation, phone meetings, or other Board activities.

COMPENSATION PLANS

Equity Compensation Plans

The following table contains a summary of the number of shares of Common Stock of SGRP to be issued upon the exercise of stock options outstanding at December 31, 2018, under the 2018 Plan and 2008 Plan and the Prior Plans, the weighted-average exercise price of those outstanding stock options, and the number of additional shares of Common Stock remaining available for future issuance of stock options and other stock based awards under the 2008 Plan as at December 31, 2018.

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding stock options and stock rights (#)	Weighted average exercise price of outstanding stock options and stock rights ($)	Number of securities remaining available for future issuance of options, rights and other stock based awards (#)
Equity compensation plans approved by security holders:
2008 Plan	3,044,927	$1.01	–
2018 Plan	235,000	$1.23	0
(1)	The 2018 Plan availability terminated on May 31, 2019, and as of June 1, 2019, 0 shares remained available for future issuance.

Audit and Compensation Committee Interlocks and Insider Participation

No member of the Board's Audit Committee, Compensation Committee or Governance Committee was at any time during the year ended December 31, 2018, or at any other time an officer or employee of the Company. No executive officer of the Company or Board member serves as a member of the board of directors, audit, compensation or governance committee of any other entity that has one or more executive officers serving as a member of SGRP's Board, Audit Committee, Compensation Committee or Governance Committee, except for the positions of Messrs. Brown and Bartels as directors and officers of SGRP and as directors and officers of certain of its affiliates, including SBS and SAS and Infotech (see Transactions with Related Persons, Promoters and Certain Control Persons, above).

OTHER BUSINESS

SGRP is not aware of any other business to be presented in connection with this Information Statement.

COMMUNICATIONS WITH SGRP AND THE DIRECTORS

Generally, a stockholder who has a question or concern regarding the business or affairs of SGRP should contact the Chief Financial Officer of SGRP. However, if a stockholder would like to address any such question directly to the Board, to a particular Committee, or to any individual director(s), the stockholder may do so by sending his or her question(s) in writing addressed to such group or person(s), c/o SPAR Group, Inc., 333 Westchester Avenue, South Building, Suite 204, White Plains, New York 10604, and marked "Stockholder Communication".

SGRP has a policy of generally responding in writing to each bona fide, non-frivolous, written communication from an individual stockholder. This policy is reflected in the SPAR Group, Inc. Statement of Policy Respecting Stockholder Communications with Directors dated as of May 18, 2004, approved and recommended by the Governance Committee and adopted by the Board on May 18, 2004. You can obtain and review a current copy of this policy on the Company's web site (www.sparinc.com), which is posted and available to stockholders and the public under the Investor Relations tab and Corporate Governance sub-tab.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. These filings are available to the public over the Internet at the SEC's website at www.sec.gov or on the "Investor Relations" tab of our website at www.sparinc.com.